Exhibit 99. (a)(1)(A)

Offer to Exchange and Consent Solicitation

EPIX Pharmaceuticals, Inc.

Offer to Exchange
Shares of Common Stock Plus a Cash Payment Plus Contingent Value Rights
for
Each $1,000 Principal Amount of Outstanding
3.00% Convertible Senior Notes due 2024
(the “Notes”)
CUSIP Nos. 26881QAB7 and 26881QAA9
and
Consent Solicitation
for
Amendments to the Related Indenture

EPIX Pharmaceuticals, Inc. (“EPIX Pharmaceuticals,” “we,” “us” or the “Company”) is offering (the “Exchange Offer”) to exchange (i) 339 shares of common stock, par value $0.01 per share (“common stock”), plus (ii) a cash payment of $180.00 (the consideration referenced in clauses (i) and (ii), the “Closing Consideration”), plus (iii) one (1) contingent value right (“Contingent Value Right”), as described below, for each $1,000 principal amount of our outstanding 3.00% Convertible Senior Notes due 2024 (the “Notes”), upon the terms and subject to the conditions set forth in this Offer to Exchange and Consent Solicitation and related offer materials, as amended and supplemented from time to time (the “Offer Documents”). Each Contingent Value Right represents the contractual right to receive additional payments, subject to certain exceptions, if after completion of the Exchange Offer the Company consummates any exchange, redemption, repurchase, prepayment or similar event on account of, or with respect to, Notes held by any holder of Notes who does not tender all of such holder’s Notes in the Exchange Offer (such holder, a “Non-Tendering Holder”) within a specified time period and which results in aggregate cash or non-cash payments to such Non-Tendering Holder having a fair market value (as set forth in the definitive agreement executed by the Company and such Non-Tendering Holder) in excess of the sum of (a) $180.00, (b) the lower of (i) $170.00 and (ii) the fair market value of 339 shares of common stock as of the date of consummation of the Exchange Offer and (c) any prior payments made by the Company pursuant to such Contingent Value Right, for each $1,000 of aggregate principal amount outstanding of the Notes tendered by such Non-Tendering Holder (each, a “CVR Payment Event”). We refer to the Closing Consideration together with the Contingent Value Rights as the “Exchange Consideration.” The Exchange Consideration will be in full satisfaction of the principal amount of, and any accrued but unpaid interest through the consummation of the Exchange Offer on, the Notes so tendered and accepted. The Closing Consideration and any amounts paid with respect to the Contingent Value Rights will be subject to any required withholding of taxes, and no interest will be paid thereon. The Contingent Value Rights will not be transferable, except under very limited circumstances as described herein.

Concurrently with this Exchange Offer, EPIX Pharmaceuticals is soliciting, upon the terms and subject to the conditions set forth in this Offer to Exchange and Consent Solicitation and the related Letter of Transmittal and Consent (which together constitute the “Offer”), consent from holders of the outstanding Notes to adopt proposed amendments to the Indenture between us and U.S. Bank National Association, as Indenture Trustee (the “Indenture Trustee”), dated as of June 7, 2004, as amended by the First Supplemental Indenture, dated as of January 7, 2005 (as amended, the “Indenture”), to remove certain restrictive covenants in the Indenture. These proposed amendments to the Indenture, together with the agreements giving effect to such amendments, are referred to herein as the “Proposed Amendments.” EPIX Pharmaceuticals is not offering to pay any separate or additional payment for the consents to the Proposed Amendments.

This Offer expires at 5:00 p.m., New York City time, on May 4, 2009, which we refer to as the Expiration Date, unless the Exchange Offer and Consent Solicitation is extended by us with the consent of the holders of at least 75% in outstanding principal amount of the Notes.

AN AD HOC COMMITTEE OF HOLDERS OF NOTES (THE “NOTEHOLDERS’ COMMITTEE”) AND ITS ADVISORS HAVE BEEN NEGOTIATING WITH THE COMPANY AND ITS ADVISORS FOR SEVERAL MONTHS. MEMBERS OF THE NOTEHOLDERS’ COMMITTEE HAVE AGREED TO THE TERMS OF THE OFFER. MEMBERS OF THE NOTEHOLDERS’ COMMITTEE, HOLDING APPROXIMATELY 83% OF THE

AGGREGATE PRINCIPAL AMOUNT OF THE OUTSTANDING NOTES , HAVE AGREED TO TENDER, SUBJECT TO CERTAIN TERMS AND CONDITIONS DESCRIBED MORE FULLY HEREIN, THEIR NOTES IN THE OFFER.

Holders of Notes are encouraged to read the Offer Documents in their entirety, including the “Risk Factors” section of this Offer to Exchange and Consent Solicitation beginning on page 16 before you make any decision regarding the Offer.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS OFFER IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Offer to Exchange and Consent Solicitation is April 7, 2009.

As of April 7, 2009, there is $100 million in aggregate principal amount of Notes outstanding.

Our common stock is listed on The NASDAQ Global Market under the symbol “EPIX.” On April 3, 2009, the last reported sales price of our common stock on The NASDAQ Global Market was $0.52 per share. As of April 3, 2009, we had 41,947,441 shares of common stock outstanding.

Our board of directors has approved this Offer. However, neither our board of directors nor any other person is making any recommendation as to whether you should choose to exchange your Notes for the Exchange Consideration or consent to the Proposed Amendments.

We are relying on Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), to exempt the Exchange Offer from the registration requirements of the Securities Act. We are also relying on Section 18(b)(4)(C) of the Securities Act to exempt the Exchange Offer from the registration and qualification requirements of the state securities laws. We have no contract, arrangement or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent or any other person for soliciting tenders in the Exchange Offer. In addition, neither our financial advisor nor any broker, dealer, salesperson, agent or any other person, is engaged or authorized to express any statement, opinion, recommendation or judgment with respect to the relative merits and risks of the Exchange Offer.

HOLDERS OF NOTES THAT TENDER THROUGH THE DEPOSITORY TRUST COMPANY (“DTC”) NEED NOT SUBMIT A PHYSICAL LETTER OF TRANSMITTAL AND CONSENT TO THE EXCHANGE AGENT IF SUCH HOLDERS COMPLY WITH THE TRANSMITTAL PROCEDURES OF DTC.

The Exchange Agent is U.S. Bank National Association:

By Overnight Courier or Mail:	By Registered or Certified Mail:	By Hand:
U.S. Bank National Association 60 Livingston Avenue St. Paul, MN 55107 ATTN: Specialized Finance (if by mail, registered or certified recommended)	U.S. Bank National Association 60 Livingston Avenue St. Paul, MN 55107 ATTN: Specialized Finance	U.S. Bank National Association 60 Livingston Avenue 1st Floor Bond Drop Window St. Paul, MN 55107 ATTN: Corporate Trust Services — Specialized Finance

By Facsimile:	To Confirm by Telephone:

(657)-495-8158 ATTN: Bondholder Communications	(800)-934-6802 ATTN: Bondholder Communications

For Information:
(800)-934-6802

Copies of this Offer to Exchange and Consent Solicitation may be obtained from
U.S. Bank National Association (the “Exchange Agent”)
at its address set forth above.

No person has been authorized to give any information or to make any representations other than those contained in this Offer to Exchange and Consent Solicitation and, if given or made, such information or representations must not be relied upon as having been authorized. This Offer to Exchange and Consent Solicitation does not constitute an offer to buy or the solicitation of an offer to sell Notes in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Offer to Exchange and Consent Solicitation shall not under any circumstances create any implication that the information contained herein is current as of any time subsequent to the date of such information. Neither EPIX Pharmaceuticals nor, to its knowledge, any of its affiliates, directors or executive officers are making any representation or recommendation to any holder as to whether or not to tender such holder’s Notes or consent to the Proposed Amendments. You should consult your own financial and tax advisors and must make your own decision as to whether to consent to the proposed Amendments and tender your Notes for exchange and, if so, the amount of Notes to tender.

i

SUMMARY TERMS OF THE OFFER

The Offer Documents contain important information that should be read carefully before any decision is made with respect to the Offer. The following summary is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this Offer to Exchange and Consent Solicitation and the other Offer Documents. Capitalized terms not otherwise defined in this summary have the meanings assigned to them elsewhere in this Offer to Exchange and Consent Solicitation.

Questions and Answers About the Offer

• Who is making the Offer?

EPIX Pharmaceuticals, Inc., the issuer of the Notes, is making the Offer. The mailing address of our principal executive offices is 4 Maguire Road, Lexington, Massachusetts 02421. Our telephone number at these offices is (781) 761-7600. Our common stock is currently listed on the NASDAQ Global Market under the symbol “EPIX.” See “The Offer — Introduction.”

• Why are we making the Offer?

We are making the Offer to restructure our existing capital structure. In 2004, we issued the Notes pursuant to an Indenture between us and U.S. Bank National Association, as Indenture Trustee (the “Indenture Trustee”), dated as of June 7, 2004, as amended by the First Supplemental Indenture, dated as of January 7, 2005 (as amended, the “Indenture”), of which $100 million in aggregate principal amount remains outstanding.

We entered into a Restructuring Support Agreement (the “Restructuring Support Agreement”) with members of a noteholders’ committee (the “Noteholders’ Committee”) regarding a consensual restructuring of our obligations under the Notes. Members of the Noteholders’ Committee beneficially owning approximately 83% in principal amount of the outstanding Notes have agreed to tender their Notes in the Exchange Offer and Consent Solicitation, unless we commence any bankruptcy or similar proceeding or such a proceeding is commenced against us or the Restructuring Support Agreement is terminated for any other reason under the terms of the Restructuring Support Agreement.

The consummation of the Offer is a critical step in our financial restructuring plan. If we are unable to restructure our obligations under the Notes or otherwise raise sufficient funds to repay the Notes, we may be forced to seek protection under the United States bankruptcy laws. See “The Offer — Purposes; Plans.”

•	What is the source for the financial resources to make payment?

The Exchange Offer is being made in connection with the Company’s sale of certain of its patents relating to, and rights to commercialization of, MS-325 (formerly marketed as Vasovist, gadofosveset trisodium by Bayer Schering Pharma AG, Germany), in certain territories, pursuant to an Asset Purchase Agreement (the “Purchase Agreement”) between the Company and Lantheus Medical Imaging, Inc. (the “Product Sale”). The aggregate cash payment of up to $18,000,000 to be paid to the holders of Notes that tender in the Exchange Offer shall be funded primarily from the net proceeds of the Product Sale.

•	When does the Offer expire?

The Offer will expire at 5:00 p.m., New York City time, on Monday, May 4, 2009. See “The Offer — Expiration Date; Extensions; Amendments.”

•	Can the Offer be extended?

Yes, we can extend the Offer with the consent of the holders of at least 75% in outstanding principal amount of the Notes. See “The Offer — Expiration; Extensions; Amendments.”

•	What are the securities being sought in the Exchange Offer?

We are offering to exchange for shares of common stock, a cash payment and contingent value rights which represents the contractual right to receive additional consideration, upon the terms and subject to the conditions described in the Offer Documents, any and all of our outstanding $100 million in aggregate principal amount of the Notes validly exchanged and not validly withdrawn, as permitted under the terms herein, on or prior to the Expiration Date. See “The Offer — Terms of the Offer.”

The Notes were issued pursuant to the Indenture, of which $100 million in aggregate principal amount remains outstanding. Interest on the Notes accrues at 3.00% per year from the date of original issuance of the Notes, or from the most recent date to which interest had been paid or provided for. Interest is payable semi-annually in arrears on June 15 and December 15 of each year, commencing December 15, 2004, to holders of record at the close of business on the preceding June 1 and December 1, respectively. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. In the event of the maturity, conversion, repurchase by us at the option of the holder or redemption of a Note, interest ceases to accrue on the Note under the terms of and subject to the conditions of the Indenture. The terms of the Notes are those stated in the Indenture and holders of the Notes are referred to the Indenture for a complete description of the terms governing the Notes. See “Comparison of Rights Between The Notes And Common Stock” and “Description of Notes.”

•	What will I receive in the Exchange Offer?

If you tender your Notes in the Exchange Offer, you will receive for each $1,000 in principal amount of your Notes exchanged (i) a payment in cash of $180.00, plus (ii) 339 shares of common stock (the consideration referenced in clauses (i) and (ii), the “Closing Consideration”), plus one (1) contingent value right (“Contingent Value Right”), as described below. We refer to the Closing Consideration together with the Contingent Value Rights as the “Exchange Consideration.”

The Exchange Consideration will be in full satisfaction of the principal amount of, and any accrued but unpaid interest through the consummation of the Offer on, the Notes that are tendered and accepted in the Exchange Offer, including the interest payment that we are obligated to pay on June 15, 2009. See “The Offer — Terms of the Offer.”

•	What is the event that must occur for the contingent payments to be made?

Each Contingent Value Right represents the contractual right to receive additional payments, subject to certain exceptions, if after completion of the Exchange Offer the Company consummates any exchange, redemption, repurchase, prepayment or similar event on account of, or with respect to, Notes held by any holder of Notes who does not tender all of such holder’s Notes in the Exchange Offer (such holder, a “Non-Tendering Holder”) within a specified time period and which results in aggregate cash or non-cash payments to such Non-Tendering Holder having a fair market value (as set forth in the definitive agreement executed by the Company and such Non-Tendering Holder) in excess of the sum of (a) $180.00, (b) the lower of (i) $170.00 and (ii) the fair market value of 339 shares of common stock as of the date of consummation of the Exchange Offer and (c) any prior payments made by the Company pursuant to such Contingent Value Right, for each $1,000 of aggregate principal amount outstanding of the Notes tendered by such Non-Tendering Holder (each, a “CVR Payment Event”).

Notwithstanding the foregoing, holders of Contingent Value Rights will not be entitled to any consideration if a CVR Payment Event occurs solely as a result of a “designated event” as defined below under the heading “Description of the Notes — Repurchase at the Option of the Holder Upon a Designated Event”, other than, notwithstanding the definition of “designated event,” a “change in control” as defined below under the heading “Description of the Notes — Repurchase at the Option of the Holder Upon a Designated Event” that occurs on or prior to the date that is three (3) months after the consummation of the Exchange Offer.

The CVR Payment Event must occur prior to the Termination Date (defined below).

The term “Termination Date” means the earlier to occur of (a) a Qualified Financing (defined below) and (b) nine (9) months after the consummation of the Exchange Offer.

The term “Qualified Financing” means one or more Financings (defined below) consummated by the Company after the consummation of the Exchange Offer which has resulted in aggregate gross cash proceeds of at least $10,000,000 to the Company after the consummation of the Exchange Offer.

The term “Financing” means any sale by the Company of equity or equity-linked securities or other securities convertible into equity.

The term “fair market value” means (a) with respect to cash, the amount of cash payments, (b) with respect to shares of common stock of the Company, (i) if the common stock of the Company is traded on the NASDAQ Global Market or NASDAQ Capital Market as of the date of determination, each share of common stock will be valued at a price equal to the greater of book value or the closing bid price of such share on the NASDAQ Global Market or NASDAQ Capital Market, as applicable, as of the date of consummation of the Exchange Offer and (ii) if the common stock is not traded on the NASDAQ Global Market or NASDAQ Capital Market as of the date of determination, the fair market value of such property as set forth in the definitive agreement executed by the Company and the other parties in connection with the CVR Payment Event, and (c) with respect to property other than cash or common stock, the fair market value of such property as set forth in the definitive agreement executed by the Company and the other parties in connection with the CVR Payment Event; provided, that, such determination is reasonable and has been determined in good faith.

Upon a CVR Payment Event, each holder of a Contingent Value Right will be entitled to receive an amount equal to (a) the fair market value paid to any Non-Tendering Holder for each $1,000 of aggregate principal amount outstanding of the Notes tendered by such Non-Tendering Holder in connection with a CVR Payment Event, minus (b) $180.00 plus the fair market value of 339 shares of common stock, minus (c) all aggregate CVR Payment Amounts per Contingent Value Right previously received by such holder (such amount, the “CVR Payment Amount”). For the avoidance of doubt, in no event shall the total of all CVR Payment Amounts, when aggregated with the fair market value of the consideration received in the Exchange Offer for each $1,000 principal amount of Notes, exceed $1,000.

The CVR Payment Amount shall be payable, at the Company’s option, (i) in cash or (ii) in the same form and type of consideration paid to such Non-Tendering Holder in connection with the CVR Payment Event. In the event the Company elects to pay the CVR Payment Amount in accordance with clause (ii) above and the consideration paid consists of a combination of cash and property other than cash, the CVR Payment Amount shall be paid by the Company in the same proportion of such consideration paid to such Non-Tendering Holder in connection with the CVR Payment Event.

•	Is it possible that no payments will become payable to the holders of Contingent Value Rights?

If a CVR Payment Event described above does not occur within the specified time period, no payment will become payable to holders of Contingent Value Rights, in which case you will receive only the Closing Consideration for any Notes you tender in the Exchange Offer. It is not possible to predict whether payments will become payable with respect to the Contingent Value Rights or, if additional payments become payable, the exact timing or the amount or the form of those additional payments. See “The CVR Agreement and Contingent Value Rights — Payments with Respect to Contingent Value Rights.”

•	May I transfer my Contingent Value Rights?

The Contingent Value Rights will not be transferable except:

•	on death by will or intestacy,

•	pursuant to a court order,

•	by operation of law,

•	in the case of Contingent Value Rights held in book-entry or other similar nominee form, from a nominee to a beneficial owner, to the extent allowable by DTC in connection with a book-entry transfer,

•	to any affiliate of the holder of the Contingent Value Right or any holder of equity interests in, or any general or limited partner or member of, such holder of the Contingent Value Right,

•	a transfer to EPIX Pharmaceuticals, Inc. in connection with the holder’s abandonment of all rights therein and

•	in connection with pledges in connection with bona fide margin accounts or other loan or financing agreement secured by the Contingent Value Right.

•	Are there other material terms of the contingent payments?

In addition to the terms and conditions described above, no interest will accrue or be payable in respect of any of the amounts that may become payable on the Contingent Value Rights.

•	What will the ownership of the Company be if the Exchange Offer is consummated?

Assuming all $100 million in outstanding Notes are tendered in the Exchange Offer, we will issue 33,900,000 shares, or approximately 44.7% of our outstanding common stock, immediately following the Exchange Offer.

•	Who may participate in the Offer?

All holders of Notes may participate in the Offer.

•	What are the conditions to the completion of the Exchange Offer and Consent Solicitation?

The Offer is conditioned upon the valid tender of at least 93% of the aggregate principal amount of the outstanding Notes. This condition may be modified by the Company with the consent of the holders of at least 75% in outstanding principal amount of the Notes. See “The Offer — Conditions to the Completion of the Offer.” We will not be required, but we reserve the right, to accept for exchange any existing Notes tendered (or, alternatively, we may terminate the Offer) if any of the conditions of the Offer as described under “The Offer — Conditions to the Completion of the Offer” remain unsatisfied, subject to the requirement that we obtain the consent of the holders of at least 75% in outstanding principal amount of the Notes in order to modify the 93% minimum tender condition.

•	How can I determine the market value of the Notes?

The Notes are eligible for trading on The PORTAL Market of The NASDAQ Stock Market. However, there is no established public reporting or trading system for the Notes and trading in the Notes has been limited. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, our operating results and the market for similar securities. See “Comparison of Rights Between The Notes And Common Stock” and “Description of Notes.”

•	Will the new securities by freely tradable?

The Offer is being made to you in reliance on an exemption from registration provided by Section 3(a)(9) of the Securities Act. The new securities to be issued in the Exchange Offer have not been registered with the SEC. The new securities that you receive in the Exchange Offer should generally be freely tradable in accordance with Rule 144 under the Securities Act, except (i) by persons who are considered to be our affiliates, as that term is defined in the Securities Act and (ii) by members of the Noteholders’ Committee that are subject to a lock-up provision set forth in the Restructuring Support Agreement. See “Restructuring Support Agreement.” The Company has agreed to file a registration statement with the SEC that will permit the resale on a continuous basis of all shares of common stock that are held by holders of Notes who tender in the Exchange Offer and who, as a result, may be deemed affiliates of the Company following consummation of the Offer. See “Comparison of Rights Between The Notes And Common Stock” and “Description of Notes.”

•	What risks should I consider in deciding whether or not to exchange my Notes or consent to the Proposed Amendments?

In deciding whether to participate in the Offer, you should carefully consider the discussion of the risks and uncertainties relating to the Offer, our Company and our industry described in the section entitled “Risk Factors,” beginning on page 16 of this Offer to Exchange and Consent Solicitation, and the documents incorporated by reference into this Offer to Exchange and Consent Solicitation.

•	What happens if I do not participate in the Offer?

If you currently hold Notes and do not tender them, following the completion of the Offer, your Notes will continue to be outstanding according to their terms, as amended. If we complete the Offer, the liquidity of any Notes that remain outstanding after completion of the Offer may be adversely affected. If the Company has the necessary capital, we expect to continue to make interest payments on the Notes that remain outstanding according to the terms thereof, as amended, to the extent we are able.

If the Proposed Amendments are approved by holders of a majority in aggregate principal amount of the Notes outstanding, we will use our reasonable best efforts to execute, and to cause the Indenture Trustee and any other relevant parties to execute, a second supplemental indenture to the Indenture (the “Second Supplemental Indenture”). The Second Supplemental Indenture giving effect to the Proposed Amendments is attached hereto as Annex A and made a part hereof. See “The Proposed Amendments.”

If we are unable to restructure our obligations under the Notes or otherwise raise sufficient funds to repay the Notes, we may be forced to seek protection under the United States bankruptcy laws. See “The Offer — Consequences of Failure to Exchange.”

•	How do I participate in the Offer?

To tender your Notes and deliver your consents to the Proposed Amendments, you must deliver the required documents to U.S. Bank National Association, as Exchange Agent, no later than 5:00 p.m., New York City time, on May 4, 2009.

HOLDERS THAT TENDER THROUGH DTC NEED NOT SUBMIT A PHYSICAL LETTER OF TRANSMITTAL AND CONSENT TO THE EXCHANGE AGENT IF SUCH HOLDERS COMPLY WITH THE TRANSMITTAL PROCEDURES OF DTC.

A holder whose Notes are held in certificated form must properly complete and execute the Letter of Transmittal and Consent, and deliver the Letter of Transmittal and Consent and Notes in certificated form to the Exchange Agent, with any other required documents and the certificates representing the Notes to be tendered in the Exchange Offer.

A holder whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact that nominee if that holder desires to tender its Notes and instruct that nominee to tender the Notes on the holder’s behalf.

A holder who is a DTC participant should tender their Notes electronically through DTC’s Automated Tenders over the Participant Terminal System (“PTS”), subject to the terms and procedures of that system. See “The Offer — Procedures for Tendering Notes in the Exchange Offer.”

•	May I consent to the Proposed Amendments without tendering my Notes?

No. In order to consent to the Proposed Amendments, you must tender your Notes with respect to which the consents relate. You cannot tender your Notes without consenting to the Proposed Amendments.

•	May I withdraw my tender of Notes or revoke my consent to the Proposed Amendments?

Yes. You can withdraw Notes previously tendered for exchange and/or revoke your consents to the Proposed Amendments at any time before the Expiration Date. The intended Expiration Date is 5:00 p.m., New York City time, on May 4, 2009. “The Offer — Right of Withdrawal.” In addition, if we have not agreed to accept your Notes for exchange, you can withdraw them at any time after the expiration of 40 business days from the commencement of the tender offer. If you withdraw your tendered Notes, you will be deemed to have revoked your consents to the Proposed Amendments with respect to the withdrawn Notes. Consents provided in connection with a tender of Notes cannot be revoked without a concurrent valid withdrawal of the related tendered Notes.

•	How do I withdraw previously tendered Notes?

To withdraw previously tendered Notes, you must deliver an executed written notice of withdrawal substantially in the form attached, or a facsimile of one, to the Exchange Agent before 5:00 p.m., New York City time, on May 4, 2009.

If you withdraw your tendered Notes, you will be deemed to have revoked your consents to the Proposed Amendments with respect to the withdrawn Notes. Consents provided in connection with a tender of Notes cannot be revoked without a concurrent valid withdrawal of the related tendered Notes.

HOLDERS THAT WITHDRAW THROUGH DTC NEED NOT SUBMIT A PHYSICAL NOTICE OF WITHDRAWAL TO THE EXCHANGE AGENT IF SUCH HOLDERS COMPLY WITH THE WITHDRAWAL PROCEDURES OF DTC.

See “The Offer — Right of Withdrawal.”

•	What happens if my Notes are not accepted in the Exchange Offer?

If we decide for any reason not to accept your existing Notes for exchange, the existing Notes will be returned to you promptly after the expiration or termination of the Offer. In the case of Notes tendered by book entry transfer into the Exchange Agent’s account at DTC, any unaccepted Notes will be credited to your account at DTC. See “The Offer — Acceptance and Delivery of the Exchange Consideration.”

•	Do I need to do anything if I do not wish to tender my Notes?

No. If you do not deliver a properly completed and duly executed Letter of Transmittal and Consent to the Exchange Agent or tender your Notes electronically through DTC’s Automated Tenders over the Participant Terminal System before the Expiration Date, your Notes will remain outstanding subject to their terms, as amended.

•	If I choose to tender my Notes for exchange, do I have to tender all of my Notes?

No. You may tender all of your Notes, a portion of your Notes or none of your Notes for exchange. If you wish to tender a portion of your Notes for exchange, however, you must tender your Notes in a principal amount at maturity of $1,000 or an integral multiple of $1,000. See “The Offer — Terms of Exchange.”

•	What are the Proposed Amendments to the Indenture?

The Proposed Amendments to the Indenture would remove certain restrictive covenants in the Indenture.

•	How will I be taxed on the exchange of the Notes?

You generally will not recognize loss for U.S. federal income tax purposes as a result of exchanging your Notes for cash and shares of common stock, but you will recognize gain equal to the lesser of (i) any cash received and (ii) the amount of cash and the fair market value of any shares of common stock you receive less your adjusted tax basis in the Notes you exchange in the Exchange Offer. You should consult with your own tax advisor regarding the actual tax consequences to you. See “Certain Material U.S. Federal Income Tax Considerations.”

•	Has the board of directors adopted a position on the Offer?

Our board of directors has approved the making of the Offer. However, our directors do not make any recommendation as to whether you should tender your Notes pursuant to the Exchange Offer or consent to the Proposed Amendments. You must make the decision whether to tender your Notes and consent to the Proposed Amendments.

•	Who will pay the fees and expenses associated with the Offer?

We will bear all fees and expenses incurred in connection with consummating the Offer. See “The Offer — Fees and Expenses.”

•	Who can answer questions concerning the Offer?

Requests for assistance in connection with the tender of Notes pursuant to the Exchange Offer and the consent to the Proposed Amendments pursuant to the Consent Solicitation may be directed to U.S. Bank National Association at (800)-934-6802.

•	Do other holders of Notes support the Offer?

Yes. Currently, holders that beneficially own approximately 83% in principal amount of the outstanding Notes have agreed to tender their Notes and consent to the Proposed Amendments. See “The Offer — Purposes; Plans.”

The Company

We are a biopharmaceutical company focused on discovering and developing novel therapeutics through the use of our proprietary and highly efficient in silico drug discovery platform. We have a pipeline of internally-discovered drug candidates currently in clinical development to treat diseases of the central nervous system and lung conditions. Our blood-pool imaging agent, MS-325 (formerly marketed as Vasovist, gadofosveset trisodium by Bayer Schering Pharma AG, Germany), is approved for marketing in over 30 countries including the United States. We also have collaborations with SmithKline Beecham Corporation (GlaxoSmithKline), Amgen Inc. and Cystic Fibrosis Foundation Therapeutics, Incorporated. We were organized as a Delaware corporation in 1988 and commenced operations in 1992.

Our principal executive offices are located at 4 Maguire Road, Lexington, Massachusetts 02421. Our telephone number at that location is (781) 761-7600.

Purpose and Effect of Offer

We are making the Offer to restructure our existing capital structure. In 2004, we issued the Notes pursuant to the Indenture, of which $100 million in aggregate principal amount remains outstanding.

We retained CRG Partners Group LLC to serve as our financial advisor to assist with our evaluation of strategic alternatives and restructuring efforts with respect to the Notes. We entered into the Restructuring Support Agreement with certain members of an ad hoc committee of noteholders regarding a consensual restructuring of our obligations under the Notes. Noteholders who beneficially own approximately 83% in principal amount of the outstanding Notes, have agreed to tender their Notes in the Exchange Offer and consent to the Proposed Amendments, unless we commence any bankruptcy or similar proceeding or such a proceeding is commenced against us or the Restructuring Support Agreement is terminated for any other reason under the terms of the Restructuring Support Agreement. The consummation of the Offer is a critical step in our financial restructuring plan.

If we are unable to restructure our obligations under the Notes, we may be forced to seek protection under the United States bankruptcy laws.

Restructuring Support Agreement

The following summary description of the Restructuring Support Agreement is qualified in its entirety by reference to the Restructuring Support Agreement itself, which is included as an exhibit to the Tender Offer Statement on Schedule TO that we have filed with the SEC, which you may examine and copy as set forth — “Where to Find Additional Information.”

The Restructuring Support Agreement contains a number of important provisions that obligate certain holders of the Notes and the Company to take, or refrain from taking, certain actions. The Agreement provides the following:

•	Support of the Exchange Offer and Consent Solicitation: The Noteholders that are party to the Restructuring Support Agreement, or that have otherwise agreed to tender their Notes for exchange and support the Offer, have agreed to tender in the Exchange Offer and consent to the Proposed Amendments on the terms described herein and not withdraw Notes that they beneficially own representing approximately 83% in aggregate principal amount of the Notes.

•	Lock-Up Provision: The Noteholders party to the Restructuring Support Agreement have agreed that from the date of consummation of the Offer and ending on the date that is ninety (90) days after the date of consummation of the Offer, such period of time the “Lock-Up Period”, such Noteholders will not, without the prior written consent of the Company, directly or indirectly, (i) offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of, any shares of common stock issued to such Noteholders in connection with the Offer, such shares of common stock the “Exchange Shares,” or (ii) enter into any swap, hedge or similar agreement or arrangement that transfers, in whole or in part, the economic risk of ownership of the Exchange Shares; provided, however, that (A) a Noteholder shall be permitted to transfer its Exchange Shares without obtaining such prior consent to any Affiliate (as defined in the Restructuring Support Agreement) of the Noteholder or to any holder of equity interests in, or any general or limited partner or member of, such Noteholder, provided that prior to any such transfer any such transferee agrees in writing to be bound by the terms of the lock-up provision, (B) a Noteholder shall be permitted to transfer its Exchange Shares pursuant to a merger, tender offer or exchange offer or other business combination, acquisition of assets or similar transaction or change of control of the Company and (C) a Noteholder shall receive the benefits of any release or modification of the lock-up provision for any other Noteholder subject to the lock-up provision. Notwithstanding the foregoing, each Noteholder party to the Restructuring Support Agreement will be permitted to transfer its respective Exchange Shares in the following amounts and on the following dates during the Lock-Up Period: (A) beginning thirty (30) days after the consummation of the Offer, up to 33.33% of such Exchange Shares and (B) beginning sixty (60) days after the consummation of the Offer, up to 66.66% of such Exchange Shares.

•	Registration Rights Agreement: The Restructuring Support Agreement requires that the Company enter into a Registration Rights Agreement with holders of the common stock that are held by holders of Notes who tender in the Exchange Offer and who, as a result, may be deemed affiliates of the Company under federal securities laws in order to permit such holders to resell the common stock received in the Exchange Offer and any other common stock owned by such holder as of the date of the Registration Rights Agreement.

•	Contingent Value Rights Agreement: The Restructuring Support Agreement requires that, immediately prior to the consummation of the Offer, the Company enter into a Contingent Value Rights Agreement, which we refer to as the “CVR Agreement,” with U.S. Bank National Association, as Rights Agent, in favor of the holders of Notes who tender in the Exchange Offer and who, as a result of such tender, receive Contingent Value Rights.

•	Termination of Restructuring Support Agreement: The Restructuring Support Agreement is terminable in a variety of circumstances. In the event the Restructuring Support Agreement is terminated, the holders of Notes party thereto shall no longer be required to tender their Notes for exchange and not withdraw their Notes and shall not be required to consent to the Proposed Amendments.

•	Consent and Acknowledgement Regarding Product Sale: The Exchange Offer is being made in connection with the Company’s sale of certain of its patents relating to, and rights to commercialization of, MS-325 (formerly marketed as Vasovist, gadofosveset trisodium by Bayer Schering Pharma AG, Germany), in certain territories, pursuant to an Asset Purchase Agreement (the “Purchase Agreement”) between the Company and Lantheus Medical Imaging, Inc. (the “Product Sale”). The Restructuring Support Agreement contains a provision whereby each Noteholder that is party thereto acknowledges and agrees that:

•	it will not take a position contrary to the position that the sale by the Company of the purchased assets in the Product Sale does not (i) constitute a Change in Control (as defined in the Indenture) or a Designated Event (as defined in the Indenture) under the Indenture, the Notes or any related documents (collectively, the “Indenture Documents”), (ii) constitute a breach of any provision of the Indenture Documents, or (iii) require or result in an obligation to offer to repurchase or assume the indebtedness relating to the Indenture Documents as a result of the consummation of the Product Sale; and

•	it has no reason to believe based on the provisions of the Purchase Agreement that it has, and shall not assert, any claims against Lantheus Medical Imaging, Inc. and its present or former officers, directors, agents, employees, shareholders and affiliates, in each case, in their capacity as such, and the successors and assigns of any of the foregoing (collectively, the “Buyer Parties”) under the Indenture Documents, or under any applicable law or in equity, including without limitation, in the nature of any fraudulent conveyance, preference claim or similar claims, arising from or related to the consummation of the Product Sale.

In addition, each Noteholder that is party to the Restructuring Support Agreement (on behalf of itself, each of its affiliates and each successor and assign of the foregoing) agreed to a full release in favor of the Buyer Parties of all claims arising directly or indirectly out of, based upon, or in any way related to or in connection with, the Product Sale.

The Restructuring Support Agreement contains a provision whereby the Company acknowledges that the Noteholders that are party thereto have not waived any claims that they might have against the Company. The parties agreed that upon consummation of the Offer, the holders of Notes would release certain claims that they may have against the Company as more fully described in this Offer to Exchange and Consent Solicitation.

Summary of Exchange Offer and Consent Solicitation

THE OFFER	If you tender your Notes in the Exchange Offer, you will receive for each $1,000 in principal amount of your Notes exchanged, (i) a payment in cash of $180.00, plus (ii) 339 shares of common stock of the Company (the consideration referenced in clauses (i) and (ii), the “Closing Consideration”), plus one (1) contingent value right (“Contingent Value Right”), as described below. Each Contingent Value Right represents the contractual right to receive additional payments, subject to certain exceptions, if after completion of the Exchange Offer the Company consummates any exchange, redemption, repurchase, prepayment or similar event on account of, or with respect to, Notes held by any holder of Notes who does not tender all of such holder’s Notes in the Exchange Offer (such holder, a “Non-Tendering Holder”) within a specified time period and which results in aggregate cash or non-cash payments to such Non-Tendering Holder having a fair market value (as set forth in the definitive agreement executed by the Company and such Non-Tendering Holder) in excess of the sum of (a) $180.00, (b) the lower of (i) $170.00 and (ii) the fair market value of 339 shares of common stock as of the date of consummation of the Exchange Offer and (c) any prior payments made by the Company pursuant to such Contingent Value Right, for each $1,000 of aggregate principal amount outstanding of the Notes tendered by such Non-Tendering Holder (each, a “CVR Payment Event”). We refer to the Closing Consideration together with the Contingent Value Rights as the “Exchange Consideration.” The Company has agreed, immediately prior to the consummation of the Exchange Offer, to enter into a Contingent Value Rights Agreement, which we refer to as the “CVR Agreement,” with U.S. Bank National Association, as Rights Agent, in favor of the holders of Notes who tender in the Exchange Offer and who, as a result of such tender, receive Contingent Value Rights.

The Exchange Consideration will be in full satisfaction of the principal amount of, and any accrued but unpaid interest through the consummation of the Offer on, the Notes so tendered and accepted.

The Exchange Offer is being made to you in reliance on an exemption from registration provided by Section 3(a)(9) of the Securities Act. The new securities to be issued in the Exchange Offer have not been registered with the SEC. The new securities that you receive in the Exchange Offer should generally be freely tradable in accordance with Rule 144 under the Securities Act, except (i) by persons who are considered to be our affiliates, as that term is defined in the Securities Act and (ii) by members of the Noteholders’ Committee that are subject to a lock-up provision set forth in the Restructuring Support Agreement. See “Restructuring Support Agreement.” The Company has agreed to file a registration statement with the SEC that will permit the resale on a continuous basis of all shares of common stock, that are held by holders of Notes who tender in the Exchange Offer and who, as a result, may be deemed affiliates of the Company following consummation of the Offer. See “Comparison of Rights Between The Notes And Common Stock” and “Description of Notes.”

The Exchange Offer is being made in connection with the Company’s sale of certain of its patents relating to, and rights to commercialization of, MS-325 (formerly marketed as Vasovist, gadofosveset trisodium by Bayer Schering Pharma AG, Germany), in certain territories, pursuant to an Asset Purchase Agreement (the “Purchase Agreement”) between the Company and Lantheus Medical Imaging, Inc. (the “Product Sale”). The aggregate cash payment of up to $18,000,000 to be paid to the holders of Notes that tender in the Exchange Offer shall be funded primarily from the net proceeds of the Product Sale.

The Company is soliciting consents from the holders of the Notes to the Proposed Amendments. Holders of Notes may not tender their Notes without delivering the related consents. Holders of Notes may not deliver consents to the Proposed Amendments without tendering the related Notes.

The Proposed Amendments will remove certain restrictive covenants in the Indenture.

EXPIRATION DATE; ACCEPTANCE OF TENDERS; DELIVERY OF NEW SECURITIES	The Offer will expire at 5:00 p.m., New York City time, on Monday, May 4, 2009, unless we extend the Expiration Date with the consent of the holders of at least 75% in outstanding principal amount of the Notes. During any extension, any Notes previously tendered and not withdrawn will remain subject to the Offer. During any such period, you will have the right to withdraw any previously tendered Notes and revoke any consents to the Proposed Amendments. We will issue the new securities, the cash payment and the Contingent Value Rights promptly following the Expiration Date upon our determination that the conditions of the Offer have been fulfilled or we decide to waive any unfulfilled conditions. If we decide for any reason not to accept the Notes that any holder has tendered for exchange, those Notes will be returned to such holder without cost promptly after the expiration or termination of the Offer. Any unaccepted Notes tendered by book entry transfer into the Exchange Agent’s account at DTC, as described below, will be credited to the tendering holder’s account at DTC. See “The Offer — Expiration; Extensions; Amendments,” “The Offer — The Right of Withdrawal,” and “The Offer — Procedures for Tendering Notes in the Exchange Offer” for a more complete description of the tender procedures.

WITHDRAWAL RIGHTS AND REVOCATION	Tenders of Notes and consents to the Proposed Amendments may be withdrawn at any time prior to the Expiration Date (and any extensions thereto) by delivering a written notice of withdrawal to the Exchange Agent in conformity with the procedures set forth below under “The Offer — Right of Withdrawal.” In addition, if we have not agreed to accept your Notes for exchange, you can withdraw them at any time after the expiration of 40 business days from the commencement of the tender offer. See “The Offer — Right of Withdrawal.”

CONDITIONS TO THE OFFER	The Offer is subject to customary conditions, which we may assert, modify or waive. In addition, the Exchange Offer and Consent Solicitation is also conditioned on the valid tender of 93% of the outstanding aggregate principal amount of the Notes and that such validly tendered Notes are not withdrawn. We may not modify this minimum tender condition without the consent of the holders of at least 75% in outstanding principal amount of the Notes. See “The Offer — Conditions to the Completion of the Exchange Offer and Consent Solicitation.”

SPECIAL PROCEDURES FOR BENEFICIAL OWNERS	If you are a beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Notes in the Exchange Offer, you should promptly contact the person in whose name the Notes are registered and instruct that person to tender on its behalf. “The Offer — Procedures for Tendering Notes in the Exchange Offer.”

CONSEQUENCES TO HOLDERS NOT TENDERING IN THE EXCHANGE OFFER	If you currently hold Notes and do not tender them, following the completion of the Exchange Offer and Consent Solicitation, your Notes will continue to be outstanding subject to their terms, as amended. If we complete the Exchange Offer and Consent Solicitation, the liquidity of any Notes that remain outstanding after completion of the Exchange Offer and Consent Solicitation may be adversely affected.

If the Proposed Amendments are approved by holders of a majority in aggregate principal amount of the Notes outstanding, we will use our reasonable best efforts to execute, and to cause the Indenture Trustee and any other relevant parties to execute, the Second Supplemental Indenture attached hereto as Annex A, which will give effect to the Proposed Amendments. See “The Proposed Amendments.”

If we are unable to restructure our obligations under the Notes, we may be forced to seek protection under the United States bankruptcy laws.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS	You generally will not recognize loss for U.S. federal income tax purposes as a result of exchanging your Notes for cash and the shares of common stock, but you will recognize gain equal to the lesser of (i) any cash received and (ii) the amount of cash and the fair market value of any shares of common stock you receive less your adjusted tax basis in the Notes you exchange in the Exchange Offer. You should consult with your own tax advisor regarding the actual tax consequences to you. See “Certain Material U.S. Federal Income Tax Considerations.”

YOU ARE STRONGLY URGED TO CONSULT YOUR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL AND ANY FOREIGN TAX CONSEQUENCES OF THE OFFER.

EXCHANGE AGENT	U.S. Bank National Association is the Exchange Agent for the Offer. Holders can find the address and telephone number for the Exchange Agent set forth on the cover of this Offer to Exchange and Consent Solicitation. See “The Offer — Exchange Agent.”

FEES AND EXPENSES	We will bear all expenses related to the Offer and the Restructuring Support Agreement. See “The Offer — Fees and Expenses.”

CONSEQUENCES OF FAILURE TO CONSUMMATE THE OFFER	If the Offer is not consummated for any reason, including if the minimum tender condition is not satisfied or modified by us with the consent of the holders of at least 75% in outstanding principal amount of the Notes by the Expiration Date, or the Offer’s other conditions are not satisfied or waived, we may commence reorganization cases under chapter 11 of the U.S. Bankruptcy Code. See “The Offer — Consequences of Failure to Exchange.”

TERMINATION	We reserve the right to terminate the Offer at any time prior to the Expiration Date if the conditions to the Offer are not met. See “The Offer — Conditions to the Completion of the Offer.”

RISK FACTORS	When deciding whether to participate in the Offer, you should carefully consider the information in the section titled “Risk Factors” beginning on page 16 of this Offer to Exchange and Consent Solicitation, and the other information included in or incorporated by reference into this Offer to Exchange and Consent Solicitation.

Summary Description of Registration Rights Agreement

REGISTRATION RIGHTS	The following summary description of the Registration Rights Agreement is qualified in its entirety by reference to the form of Registration Rights Agreement itself, which is included as an exhibit to the Tender Offer Statement on Schedule TO that we have filed with the SEC, which you may examine and copy as set forth — “Where to Find Additional Information.”

On the closing date of the Offer, we will execute a registration rights agreement with holders of shares of common stock that are held by holders of Notes who tender in the Exchange Offer and who, as a result, may be deemed affiliates of the Company following consummation of the Offer. The registration rights agreement will require us to file, upon demand from applicable Noteholders, registration statements with the SEC that will permit the resale on a continuous basis, or pursuant to a firm commitment underwritten offering, of the common stock and any other common stock owned by the Noteholder as of the date of the Registration Rights Agreement. We have agreed to keep the registration statement effective until (i) such shares have been disposed of pursuant to an effective Registration Statement and the Securities Act, (ii) such shares shall have been transferred pursuant to a transaction under Rule 144 or (iii) such shares shall have become eligible for sale without restriction or limitation pursuant to Rule 144 and without the requirement to be in compliance with Rule 144(c)(1) (or any successor thereto) promulgated under the Securities Act.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

The following tables present summary historical consolidated financial data for the Company. The information set forth below should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our historical audited consolidated financial statements and the notes thereto included in our 2008 Annual Report on Form 10-K, which are incorporated by reference. See “Incorporation by Reference.”

				Pro Forma
	Historical			Year Ended
	Years Ended December 31,			December 31,
	2006	2007	2008	2008
	(In thousands, except per share data)

Statement of Operations Data:
Revenues:
Product development revenue	$2,910	$10,239	$26,190	$26,190
Royalty revenue	1,603	1,018	626	626
License fee revenue	1,528	3,703	1,812	1,812

Total revenues	6,041	14,960	28,628	28,628
Operating expenses:
Research and development	26,255	57,527	46,241	46,241
Acquired in-process research and development	123,500	—	—	—
General and administrative	12,258	20,052	13,024	13,024
Royalties	1,063	595	3,362	3,362
Restructuring	633	350	242	242

Total operating expenses	163,709	78,524	62,869	62,869

Operating loss	(157,668)	(63,564)	(34,241)	(34,241)
Interest and other income	5,496	4,901	1,354	1,354
Interest expense	(5,076)	(4,068)	(3,784)	(255)

Loss before provision for income taxes	(157,248)	(62,731)	(36,671)	(33,142)
Provision for income taxes	145	58	—	—

Net loss	$(157,393)	$(62,789)	$(36,671)	$(33,142)

Weighted average shares:
Basic and diluted	20,789	33,936	41,466	75,366

Net loss per share, basic and diluted	$(7.57)	$(1.85)	$(0.88)	$(0.44)

	As of December 31, 2008
	Historical	Pro Forma

Balance Sheet Data:
Cash and cash equivalents	$24,597	$5,397
Total assets	41,069	20,485
Convertible debt	100,000	—
Long-term liabilities	118,276	18,276
Stockholders’ deficit	(94,091)	(14,550)
Book value per share	(2.24)	(0.19)

On a pro forma basis, due to our losses in 2008, our ratio of earnings to fixed charges showed a deficiency of pro forma earnings to cover fixed charges by $33.1 million for the year ended December 31, 2008.

Book Value

As of December 31, 2008, we had a net tangible book value of $(94,091), or $(2.24) per share of common stock. Net tangible book value per share is equal to our total tangible assets less total liabilities, divided by the number of shares of our outstanding common stock.

After giving effect to the Exchange Offer, our pro forma net tangible book value as adjusted as of December 31, 2008, will be approximately $(14,550), or approximately $(0.19) per pro forma share of common stock. The discussion excludes:

•	3,273,979 shares of common stock issuable upon exercise of stock options outstanding as of December 31, 2008;

•	5,876,390 shares of common stock available for future grant under our stock option plans as of December 31, 2008; and

•	400,000 shares of common stock issuable upon exercise of warrants outstanding as of December 31, 2008.

Ratio of Earnings to Fixed Charges

The computation of the ratio of earnings to fixed charges includes EPIX Pharmaceuticals, Inc. and our consolidated subsidiaries. The ratio of earnings to fixed charges is calculated by dividing:

•	earnings before income taxes adjusted for fixed charges, by

•	fixed charges, which include interest expense under our indebtedness and interest expense under operating leases that we deem a reasonable approximation of the interest factor.

The following table shows our ratios of earnings to fixed charges for each of the five most recent fiscal years.

Ratio of Earnings to Fixed Charges

	Year Ended December 31,
	2008	2007	2006	2005	2004
	(In thousands)

Fixed charges:
Interest expense, including amortization of debt issuance costs	$3,785	$4,068	$5,076	$3,613	$2,129
Portion of rent expense representative of interest	639	1,015	495	426	394

Total fixed charges	4,424	5,083	5,571	4,039	2,523

Earnings (loss):
Loss before provision for income taxes	(36,671)	(62,730)	(157,248)	(21,269)	(22,621)
Fixed charges per above	4,424	5,083	5,571	4,039	2,523

Total loss before fixed charges	(32,247)	(57,647)	(151,677)	(17,230)	(20,098)

Deficiency of earnings available to cover fixed charges	$(36,671)	$(62,730)	$(157,248)	$(21,269)	$(22,621)

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Offer to Exchange and Consent Solicitation (including any document incorporated by reference herein or therein) contains statements with respect to the Company which constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. and of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believes,” “budget,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “predicts,” “project,” “should,” “will” and similar expressions, or the negatives of these words and expressions, are intended to identify such forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, which are difficult to predict and many of which are beyond our control. A number of important factors could cause actual results to differ materially from those in the forward-looking statements, including those factors discussed in the “Risk Factors” section of this Offer to Exchange and Consent Solicitation beginning on page 16 and in the documents incorporated by reference herein. Factors that could cause actual results to differ from those reflected in forward-looking statements relating to our operations and business include:

•	our ability to successfully consummate the Exchange Offer and Consent Solicitation;

•	our ability to raise substantial additional capital in order to fund operations;

•	the competitive environment in the life sciences industry;

•	whether we can successfully develop new products and the degree to which these gain market acceptance;

•	the success and timing of our pre-clinical studies and clinical trials;

•	our ability to obtain and maintain regulatory approval for our product candidates and the timing of such approvals;

•	our ability to research, develop and commercialize our product candidates;

•	regulatory developments in the United States and foreign countries; and

•	our ability to obtain and maintain intellectual property protection for our product candidates.

We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. We disclaim any obligation, except as specifically required by law and the rules of the SEC, to publicly update or revise any such statements to reflect any change in company expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

You should read this Offer to Exchange and Consent Solicitation, and the documents that we reference herein, completely and with the understanding that our actual future results may be materially different from what we expect. You should assume that the information appearing in this Offer to Exchange and Consent Solicitation is accurate as of the date on the front cover of this Offer to Exchange and Consent Solicitation only. Our business, financial condition, results of operations and prospects may change. We may not update these forward-looking statements, even though our situation may change in the future, unless we have obligations under the Federal securities laws to update and disclose material developments related to previously disclosed information. We qualify all of the information presented in this Offer to Exchange and Consent Solicitation, and particularly our forward-looking statements, by these cautionary statements.

RISK FACTORS

Exchanging your Notes for cash, common stock and Contingent Value Rights and consent to the Proposed Amendments involves a high degree of risk. Failure to exchange your Notes also involves significant risk. You should carefully consider the risks and uncertainties described below before making a decision whether to participate in the Offer. The risks and uncertainties described below are not the only ones facing our Company. Additional risks and uncertainties that we do not presently know or that we currently deem immaterial may also impair our business operations, including risks and uncertainties generally applicable to companies that have undertaken restructuring transactions.

If any of the following risks actually occur, they could materially adversely affect our business, financial condition or operating results. In that case, the trading price of our common stock could decline.

Risks Related to the Offer

If not enough holders tender their Notes and/or conditions to closing have not been satisfied, or we otherwise fail to consummate the Offer, we do not anticipate that we will be able to repurchase the Notes tendered to us, and we may be required to seek protection from creditors. We do not expect that additional financing is available for this purpose.

If the Offer is not consummated for any reason, including the failure to satisfy the conditions to the Offer, we may be required to cease our operations and/or reorganize under chapter 11 of the U.S. Bankruptcy Code in order to seek protection from creditors.

The completion of the Offer is subject to the condition that at least 93% of the outstanding aggregate principal amount of the Notes are validly tendered, accepted, and not withdrawn. This condition may be modified by the Company with the consent of the holders of at least 75% in outstanding principal amount of the Notes.

An alternative to the Offer presented in this Offer to Exchange and Consent Solicitation may not be available to us and, even if available and completed, may be less attractive than the financial restructuring we are proposing.

We believe that the completion of the Offer is critical to our continuing viability. If we do not consummate the Offer, we will be required to consider other alternatives to adjust our capital structure. An alternative financial restructuring arrangement may not be available or, if available, may not result in a successful reorganization or be on terms as favorable to our creditors and equity holders as the terms of the Offer we are proposing.

Alternative financial restructuring arrangements may include seeking protection under chapter 11 of the U.S. Bankruptcy Code. The expenses of any such case would reduce the assets available for payment or distribution to our creditors, including holders of the Notes. In addition, we believe that a bankruptcy filing (either voluntary or involuntary) would not increase the amount of any payment or distribution that holders of the Notes would receive. In fact, a bankruptcy filing could reduce such amount and, in any event, would delay receipt of any such payment or distribution by such holders.

A long and protracted restructuring could cause us to lose key management employees and otherwise adversely affect our business.

If we fail to consummate the Offer on a timely basis, any alternative we pursue, whether in or out of court, may take substantially longer to consummate than the Offer. A protracted financial restructuring could disrupt our business and would divert the attention of our management from operation of our business and implementation of our business plan. It is likely that such a prolonged financial restructuring or bankruptcy proceeding would cause us to lose many of our key management employees, including the most senior members of management. Such losses of key management employees would likely make it difficult for the Company to complete a financial restructuring and may make it less likely that we will be able to continue as a viable business.

The uncertainty surrounding a prolonged financial restructuring could also have other adverse effects on us. For example, it could also adversely affect:

•	our ability to raise additional capital;

•	our ability to capitalize on business opportunities and react to competitive pressures;

•	our ability to attract and retain employees;

•	our liquidity;

•	how our business is viewed by investors, lenders, strategic partners or licensing partners; and

•	our enterprise value.

Future changes in the composition of our stockholder population, including those resulting from the issuance of the common stock in the Offer, are likely to limit our ability to use our net operating losses.

We have substantial tax loss carryforwards for U.S. federal income tax purposes. As a result of prior changes in the stock ownership of the Company our ability to use such carryforwards to offset future income or tax liability is limited under section 382 of the Internal Revenue Code of 1986, as amended (the “Code”). As a result of the implementation of the Exchange Offer, it is likely that our ability to use these loss carryforwards will be further restricted.

Recognition of cancellation of debt income may increase our income tax liability and adversely impact our financial position.

The Company generally will recognize cancellation of debt income for U.S. federal income tax purposes as a result of the Exchange Offer if, and to the extent, the outstanding balance of the Notes exchanged exceeds the cash payment and the fair market value of the common stock delivered in the Exchange Offer. Even though the Company expects that, as a result of the Offer, it will recognize significant cancellation of debt income and its net operating losses will be limited, the Company believes that it has sufficient tax losses, including loss carryforwards and taking into account any applicable section 382 limitations, to offset all of the anticipated income for U.S. federal income tax purposes. Thus, the Company believes it will not incur a liability for regular corporate federal income tax purposes from the implementation of the Offer (although there may be some liability for federal alternative minimum tax and state income tax). However, if it were determined that the available tax loss carryforwards were significantly less than the amount estimated, the Company could have a significantly greater income tax liability as a result of the Offer.

Restructuring our obligations under our Notes by offering the common stock has resulted in increased costs to us and significant dilution to holders of our common stock.

We are incurring significant additional costs to finance the Offer, and holders of our common stock will suffer significant dilution. The holders of the Notes will receive a payment of cash in connection with the Exchange Offer which will decrease the cash available to fund future operations. The Offer and Restructuring Support Agreement have also resulted in significant costs to us as we pay advisory and professional fees in connection with evaluating our alternatives under the Notes and pursuing the Offer.

We have not obtained a third-party determination that the Offer is fair to holders of the Notes.

We are not making a recommendation as to whether holders of the Notes should exchange their Notes or consent to the Proposed Amendments. We have not retained and do not intend to retain any unaffiliated representative to act solely on behalf of the holders of the Notes for purposes of negotiating the Offer or preparing a report concerning the fairness of the Offer. We cannot assure holders of the Notes that the value of the cash, common stock and Contingent Value Rights received in the Exchange Offer will in the future equal or exceed the value of the Notes tendered and we do not take a position as to whether you ought to participate in the Offer.

If the Offer is consummated, holders of Notes that do not exchange their Notes in the Exchange Offer will be subject to certain risks.

Holders that do not exchange their Notes will not be entitled to receive the cash payment, common stock and Contingent Value Rights delivered to tendering holders. If the Proposed Amendments are approved by holders of a majority in aggregate principal amount of the Notes outstanding, we will use our reasonable best efforts to execute, and to cause the Indenture Trustee and any other relevant parties to execute, the Second Supplemental Indenture attached hereto as Annex A, which will give effect to the Proposed Amendments. See “The Proposed Amendments.”

Consummation of the Exchange Offer and Consent Solicitation could adversely affect the trading market, if any, for the untendered Notes. This could adversely affect the liquidity, market price, and price volatility of any untendered Notes. If a market for untendered Notes exists, such Notes may trade at a discount to the price at which the Notes would trade if the amount outstanding had not been reduced, depending on prevailing interest rates, the market for similar securities, and other factors.

If an insufficient number of Notes are tendered, we will consider all financial alternatives available to us at such time, which is likely to result in a reorganization under chapter 11 of the U.S. Bankruptcy Code. Any reorganization that may result could be on terms less favorable to the holders than the terms of the Exchange Offer and Consent Solicitation. If a protracted and non-orderly reorganization were to occur, there is a risk that the ability of the holders to recover their investments would be substantially delayed and more impaired than under the proposed restructuring transactions.

If holders of the Notes have claims against us resulting from their acquisition or ownership of Notes, they will give up those claims if they exchange their Notes.

By tendering Notes in the Exchange Offer, upon closing of the Offer, holders of the Notes will be deemed to have released and waived any and all claims they, their successors and their assigns have or may have had against

•	us, our subsidiaries, our affiliates and their stockholders, and

•	our directors, officers, employees, attorneys, accountants, advisors, agents and representatives, in each case whether current or former, as well as the directors, officers, employees, attorneys, accountants, advisors, agents and representatives of our subsidiaries, our affiliates and our stockholders arising from, related to, or in connection with, their acquisition or ownership of the Notes, including claims for accrued interest, unless those claims arise under federal or state securities laws. Because it is not possible to estimate the likelihood of their success in pursuing these legal claims or the magnitude of any recovery to which they ultimately might be entitled, it is possible that the consideration holders of the Notes receive in the Exchange Offer will have a value less than the value of the legal claims such holders of the Notes are relinquishing. Moreover, holders who do not tender their Notes for exchange and former holders who have already sold their Notes will continue to have the right to prosecute their claims against us.

Holders of Notes who participate in the Offer will lose their rights under the existing Indenture.

Holders who tender their Notes and consent to the Proposed Amendments will receive new securities but will lose all rights associated with the Notes. The Notes obligate us to pay holders a certain amount of annual interest, which tendering holders will forfeit.

Holders of Notes who do not participate in the Offer may be paid the principal amount of their Notes before payment is made to holders of common stock in a subsequent bankruptcy or liquidation.

The Notes represent indebtedness rather than equity. If the Offer is completed, in the case of a subsequent bankruptcy or liquidation, any Notes not tendered in this Exchange Offer would be repaid prior to any payment to the holders of common stock.

Consideration paid to holders in the Exchange Offer could be subject to avoidance as a preferential transfer.

There is also a possibility that if we were to become a debtor in a case under the U.S. Bankruptcy Code within 90 days after the consummation of the Offer (or, with respect to any insiders, as defined in the U.S. Bankruptcy Code, within one year after consummation of the Offer) and certain other conditions were met, the consideration paid to holders in the Exchange Offer, absent any of the U.S. Bankruptcy Code’s defenses to avoidance, could be subject to avoidance, in whole or in part, as a preferential transfer and, to the extent avoided, the value of such consideration could be recovered from such holders and possibly from subsequent transferees.

Risks Related to Our Business

For a discussion of risks relating to our business, see Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2008 incorporated by reference herein.

Risks Related to our Intellectual Property

For a discussion of risks relating to our intellectual property, see Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2008 incorporated by reference herein.

Risks Related To Our Securities

For a discussion of risks relating to our securities, see Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2008 incorporated by reference herein.

USE OF PROCEEDS

We will not receive any cash proceeds from the exchange of the Notes for the cash payment, shares of common stock and Contingent Value Rights pursuant to the Exchange Offer.

PRICE RANGE OF COMMON STOCK

The Notes are eligible for trading on The PORTAL Market of The NASDAQ Stock Market. However, there is no established public reporting or trading system for the Notes and trading in the Notes has been limited. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the operating results of EPIX Pharmaceuticals and the market for similar securities. The Notes are held through DTC, and Cede & Co., as nominee of DTC, is the sole record holder of the Notes.

Our common stock is listed for trading on The NASDAQ Global Market. The following table presents the range of high and low quarterly sales prices of shares of EPIX Pharmaceuticals common stock on The NASDAQ Global Market (through the close of trading on April 3, 2009) since January 1, 2007.

	High	Low

Year 2007
First Quarter	$7.20	$6.08
Second Quarter	7.28	5.08
Third Quarter	5.90	3.67
Fourth Quarter	5.40	2.89
Year 2008
First Quarter	4.41	1.33
Second Quarter	2.50	1.28
Third Quarter	2.16	0.84
Fourth Quarter	1.87	0.21
Year 2009
First Quarter	1.10	0.30
Second Quarter (through April 3, 2009)	0.61	0.50

On April 3, 2009, the last reported sale price of EPIX Pharmaceuticals common stock on the NASDAQ Global Market was $0.52 per share. As of April 3, 2009, we had 41,947,441 shares of common stock outstanding. We urge you to obtain current market information for the Notes, to the extent available, and the common stock before making any decision to surrender your Notes and consent to the Proposed Amendments pursuant to the Offer.

CAPITALIZATION

The following table sets forth the following information:

•	our actual capitalization, without giving effect to the Exchange Offer, at December 31, 2008; and

•	our capitalization as of December 31, 2008, on a pro forma basis, to give effect to the issuance of the shares of common stock and the cash payment in the Exchange Offer on the assumption that all of the outstanding Notes were validly tendered and accepted for exchange.

	December 31, 2008
	Actual	Pro Forma
	(In thousands except share data)

Cash and cash equivalents:
Cash and cash equivalents(1)	$24,597	$5,397

Capitalization:
Debt:
3.00% Convertible Senior Notes Due 2024	$100,000	$—

Total debt	100,000	—
Commitments and contingencies
Stockholders’ deficit:
Preferred stock, $0.01 par value, 1,000,000 shares authorized, no shares issued	—	—
Common stock $0.01 par value, 100,000,000 shares authorized; 41,914,691 shares issued and outstanding at December 31, 2008(1)	419	758	(1)
Additional paid-in capital(1)	350,318	367,607	(1)
Accumulated deficit(2)	(444,828)	(382,915	)(2)
Accumulated other comprehensive income	—	—

Total stockholders’ deficit	(94,091)	(14,550)

Total Capitalization	$5,909	$(14,550)

(1)	Assumes cash payment of $18.0 million, payment of estimated offering expenses of $1.2 million and the issuance of 33,900,000 shares of common stock in exchange for the extinguishment of $100.0 million of the Notes and $125,000 of accrued interest at December 31, 2008. The fair value of the common stock of $17.6 million is based on the closing price of our common stock of $0.52 on April 3, 2009.

(2)	Assumes a gain on extinguishment of $61.9 million This gain is significantly impacted by the value of the common shares issued as discussed in footnote (1) and thus may be greater or less that this amount at the time the Exchange Offer expires.

DIVIDEND POLICY

No cash dividends have been paid on the common stock to date and we do not expect to pay cash dividends on the common stock in the foreseeable future.

Any future declaration and payment of dividends will be subject to the discretion of our board of directors, will be subject to applicable law and will depend upon our results of operations, earnings, financial condition, contractual limitations, cash requirements, future prospects and any other factors deemed relevant by our board of directors.

UNAUDITED PRO FORMA FINANCIAL DATA

Unaudited Pro Forma Financial Statements

The following unaudited pro forma financial statements are based on, and should be read in conjunction with our audited financial statements for the fiscal year ended December 31, 2008 and related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for such period, all of which are incorporated by reference into this Offer to Exchange and Consent Solicitation. See “Where You Can Find More Information” and “Incorporation of Documents by Reference.”

The unaudited pro forma financial statements give effect to the financial impact of the consummation of the Offer, as if the Offer was consummated on the date or at the beginning of the periods indicated including:

•	the tender and cancellation of $100 million of the existing Notes;

•	the issuance of common stock and the cash payment of $18 million in exchange for the tender and cancellation of the principal amount of the Notes and payment of the accrued interest as of the period indicated; and

•	the payment of fees and expenses related to the Offer.

The unaudited pro forma financial statements are for informational purposes only, are not indications of future performance, and should not be considered indicative of actual results that would have been achieved had the restructuring transactions actually been consummated on the dates or at the beginning of the periods presented.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
As of December 31, 2008

	Historical	Adjustments		Pro Forma
	(In thousands, except per share data)

ASSETS
Current assets:
Cash and cash equivalents	$24,597	$(19,200	)(1)	$5,397
Accounts receivable	1,752			1,752
Prepaid expenses and other assets	1,424			1,424

Total current assets	27,773	(19,200)		8,573
Property and equipment, net	5,300			5,300
Other assets	3,056	(1,384	)(2)	1,672
Goodwill	4,940			4,940

Total assets	$41,069	$(20,584)		$20,485

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,059			$1,059
Accrued expenses	9,646	(125	)(1)	9,521
Contract advances	3,679			3,679
Current portion of capital lease obligation	222			222
Current portion of deferred revenue	1,500			1,500
Other current liabilities	778			778

Total current liabilities	16,884	(125)		16,759
Deferred revenue	13,792			13,792
Capital lease obligation	214			214
Other liabilities	4,270			4,270
Convertible debt	100,000	(100,000	)(1)	—

Total liabilities	135,160	(100,125)		35,035
Commitment and contingencies
Stockholders’ deficit
Preferred stock, $0.01 par value, 1,000,000 shares authorized; no shares issued	—	—		—
Common stock $0.01 par value, 100,000,000 shares authorized; 41,914,691 shares issued and outstanding at December 31, 2008	419	339	(1)	758
Additional paid-in-capital	350,318	17,289	(1)	367,607
Accumulated deficit	(444,828)	61,913	(3)	(382,915)
Accumulated other comprehensive income	—			—

Total stockholders’ deficit	(94,091)	79,541		(14,550)

Total liabilities and stockholders’ deficit	$41,069	$(20,584)		$20,485

(1)	Assumes cash payment of $18.0 million, payment of estimated offering expenses of $1.2 million and the issuance of 33,900,000 shares of common stock in exchange for the extinguishment of $100.0 million of the Notes and $125,000 of accrued interest at December 31, 2008. The fair value of the common stock of $17.6 million is based on the closing price of our common stock of $0.52 on April 3, 2009.

(2)	Represents the write-off of debt issuance costs at December 31, 2008 relating the original issuance of the Notes.

(3)	Assumes a gain on extinguishment of $61.9 million. This gain is significantly impacted by the value of the common shares issued as discussed in footnote (1) and thus may be greater or less that this amount at the time the Exchange Offer expires.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
For the Fiscal Year Ended December 31, 2008

	Historical	Adjustments		Pro Forma
	(In thousands, except per share data)

Statement of Operations Data:
Revenues:
Product development revenue	$26,190	$—		$26,190
Royalty revenue	626	—		626
License fee revenue	1,812	—		1,812

Total revenues	28,628	—		28,628
Operating expenses:
Research and development	46,241	—		46,241
General and administrative	13,024	—		13,024
Royalties	3,362	—		3,362
Restructuring	242	—		242

Total operating expenses	62,869	—		62,869

Operating loss	(34,241)	—		(34,241)
Interest and other income	1,354	—		1,354
Interest expense	(3,784)	3,529	(1)	(255)

Loss before provision for income taxes	(36,671)	3,529	(2)	(33,142)
Provision for income taxes	—	—		—

Net loss	$(36,671)	$3,529		$(33,142)

Weighted average shares:
Basic and diluted	41,466	33,900		75,366

Net loss per share, basic and diluted	$(0.88)			$(0.44)

(1)	Represents the reduction in interest expense pro forma for the Exchange Offer.

(2)	Excludes an estimated gain on debt extinguishment of $61.9 million as this is a material non-recurring item.

FINANCIAL PROJECTIONS

In connection with our negotiations with the Noteholders’ Committee described in “The Restructuring Support Agreement — History of the Negotiations of the Restructuring Support Agreement,” we provided the Noteholders’ Committee with certain non-public business and financial information under a confidentiality agreement. The Restructuring Support Agreement requires that we disclose material, non-public information provided to the Noteholders’ Committee. The information provided by us included certain projections of our cash position, as well as our projected net revenues, expenses and net profit (loss) under a base model scenario and a stretch model scenario. The projections covered the fiscal 2009, 2010 and 2011 periods, and were presented in November 2008 to the Noteholders’ Committee.

The projections included in the information do not give effect to the proposed Exchange Offer and Consent Solicitation. The projections also do not give effect to the recent reductions in force and other cost saving initiatives that we undertook subsequent to November 2008 or the actual net proceeds of the sale to Lantheus Medical Imaging on April 6, 2009 of our U.S., including Puerto Rico, Canadian, and Australian rights for MS-325 (formerly marketed as Vasovist, gadofosveset trisodium by Bayer Schering Pharma AG, Germany), our blood pool magnetic resonance angiography agent (the “Product Sale”). The projections assume, among other things, that we will able to raise at least $50 million in additional capital and that we will be able to raise sufficient funds to continue our operations beyond the end of August 2009. Accordingly, it is expected that there will be material differences between actual and projected results, and actual results are likely to be materially different than those set forth below.

We do not, as a matter of course, publicly disclose projections as to future revenues or earnings. The projections were not prepared with a view to public disclosure and are included in this Offer to Exchange and Consent Solicitation only because such information was made available to the Noteholders’ Committee we are obligated under the Restructuring Support Agreement to disclose such information. The projections were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or generally accepted accounting principles. In addition, the prospective financial information contained in the summary projections included in this document has been prepared by, and is the responsibility of, our management. Our accountants, Ernst& Young LLP, have neither examined, compiled nor performed any procedures with respect to the accompanying summary projections and, accordingly, Ernst& Young LLP does not express an opinion, any assurance on their reasonableness, accuracy or achievability or any other form of assurance with respect thereto. The Ernst& Young LLP report incorporated in this document relates to our historical financial information. It does not extend to the summary projections and should not be read to do so. The financial projections do not comply with generally accepted accounting principles.

The summary projections are not being included in this Offer to Exchange and Consent Solicitation to influence any decision as to whether to participate in the Exchange Offer, but only because such information was made available to the Noteholders’ Committee. The inclusion of the summary projections in this Offer to Exchange and Consent Solicitation should not be regarded as an indication that we, our board of directors, or any of our financial advisors considered or consider the projections to be a reliable prediction of future events, and the summary projections should not be relied upon as such. Neither we nor our board of directors intends to update or otherwise revise the summary projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error or to otherwise have changed.

The projections that we provided to the Noteholders’ Committee are summarized below. The projections were based on expectations and assumptions at the time they were prepared in November 2008 and were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of our management and may prove not to have been, or may no longer be, accurate. See the accompanying footnotes to the tables below.

Base Model(1)(2)

	Year Ended December 31,
	2009	2010	2011

Net Revenue	$31,723,953	$55,855,845	$86,336,679

Net Expenses	60,435,242	65,941,343	74,038,660

Net Interest	3,467,563	3,767,563	3,767,563

Net Profit (Loss)	$(32,178,852)	$(13,853,060)	$8,530,456

Cash Burn	$(31,697,808)	$(14,041,272)	$8,426,684

Stretch Model(1)(2)(3)

	Year Ended December 31,
	2009	2010	2011

Net Revenue	$64,229,837	$54,855,845	$104,336,679

Net Expenses	60,486,568	63,974,676	74,771,993

Net Interest	3,467,563	3,767,563	3,767,563

Net Profit (Loss)	$275,706	$(12,886,394)	$25,797,123

Cash Burn	$756,750	$(13,074,606)	$25,693,351

(1)	Assumes. among other things, that we receive additional funding of at least $50 million from a capital raising transaction prior to the end of August 2009. As of December 31, 2008, we had $24.6 million of cash and cash equivalents to fund our future operations. We believe that our cash and cash equivalents, along with anticipated revenue that we expect to earn during the first half of 2009, will fund our operations only through the end of August 2009. If we are unable to obtain additional capital to fund our operations beyond August 2009, we will not be able to sustain our operations and would be required to cease our operations and/or seek bankruptcy protection.

(2)	Does not reflect, among other things, our March 2009 efforts to reduce our cost structure by eliminating approximately 50% of our workforce, narrowing the focus of our research and development efforts to our lead clinical programs, PRX-03140 being developed for the treatment of Alzheimer’s disease and PRX-08066 being developed for the treatment of pulmonary hypertension associated with chronic obstructive pulmonary disease, and our partnered preclinical programs with SmithKline Beecham Corporation (GlaxoSmithKline) and Cystic Fibrosis Foundation Therapeutics, Incorporated; and reducing our research and development obligations under our collaboration agreement with GlaxoSmithKline through September 13, 2009 for programs other than the PRX-03140 program. In addition to reducing our future net expenses, these efforts also significantly reduced our ability to achieve projected revenues.

(3)	The stretch projections were prepared to highlight the maximum potential for our business and did not take into account our resources and ability to optimally execute on our strategy, including the timing and maximum amounts that we could potentially receive in connection with the monetization of MS-325 (formerly marketed as Vasovist, gadofosveset trisodium by Bayer Schering Pharma AG, Germany) in 2009 and potential licensing of PRX-08066. Actual proceeds from the Product Sale were materially lower than assumed in the stretch projections.

Important factors that may affect actual results and result in the projections not being achieved include, but are not limited to, the inherently unpredictable nature of projections and the fact that they do not reflect a final board of directors approved strategic plan; our ability to raise capital to fund our operations beyond August 2009; the fact that the projections do not reflect our actual net proceeds from the Product Sale; the fact that the projections do not reflect our reductions in force and other cost saving initiatives since November 2008; and other risks described in our report on Form 10-K filed with the securities and Exchange Commission for the fiscal year ended December 31, 2008. In addition, the projection will be affected by our ability to achieve strategic goals, objectives and targets over the applicable period. These assumptions upon which the projections were based necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions and financial market conditions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. The projections also reflect assumptions as to certain business decisions relating to our company that are subject to change.

THE RESTRUCTURING SUPPORT AGREEMENT

History of the Negotiations of the Restructuring Support Agreement

In 2004, we issued the Notes pursuant to the Indenture, of which $100 million in aggregate principal amount remains outstanding.

Between November 20-25, 2008, we entered into confidentiality agreements with the members of the Noteholders’ Committee pursuant to which we agreed to provide each member with confidential information pertaining to the Company and under which we engaged in initial discussions regarding the restructuring of our obligations under the Notes. On January 16, 2009, we entered into an agreement with Schulte Roth & Zabel LLP (“SRZ”) pursuant to which we agreed to provide SRZ with confidential information pertaining to the Company and agreed to pay SRZ’s fees and reimburse its expenses incurred in connection with their representation of the Noteholders’ Committee. We were informed that the Noteholders represented by SRZ would each be acting individually in all capacities. From November 2008 through April 6, 2009, we engaged in a series of negotiations and presentations to SRZ and/or one or more of the Noteholders. In addition, we also provided a variety of due diligence information to SRZ, subject to the confidentiality restrictions contained in our agreement with SRZ. Following the negotiations, we entered into the Restructuring Support Agreement on April 6, 2009 with the members of the Noteholders’ Committee regarding a consensual restructuring of our obligations under the Notes. Members of the Noteholders’ Committee beneficially owning approximately 82.5% in principal amount of the outstanding Notes have agreed in the Restructuring Support Agreement to tender their Notes in the Exchange Offer and Consent Solicitation, unless we commence any bankruptcy or similar proceeding or such a proceeding is commenced against us or the Restructuring Support Agreement is terminated for any other reason under the terms of the Restructuring Support Agreement.

The consummation of the Offer is a critical step in our financial restructuring plan. If we are unable to restructure our obligations under the Notes or otherwise raise sufficient funds to repay the Notes, we may be forced to seek protection under the United States bankruptcy laws. See “The Offer — Purposes; Plans.”

Terms of the Restructuring Support Agreement

The following summary description of the Restructuring Support Agreement is qualified in its entirety by reference to the Restructuring Support Agreement itself, which is included as an exhibit to the Tender Offer Statement on Schedule TO that we have filed with the SEC, which you may examine and copy as set forth — “Where to Find Additional Information.”

The Restructuring Support Agreement was the result of arms length negotiations between the Company and one or more members of the Noteholders’ Committee and the advisor thereto. To our knowledge, none of the Noteholders that are party to the Restructuring Support Agreement or otherwise have agreed in writing to tender their Notes in the Exchange Offer and Consent Solicitation are affiliated with any director or officer of EPIX.

•	Support of the Exchange Offer and Consent Solicitation: The Noteholders that are party to the Restructuring Support Agreement, or that have otherwise agreed to be bound by the provisions of the Restructuring Support Agreement summarized within this section entitled “Support of the Exchange Offer and Consent Solicitation,”

have agreed to tender in the Exchange Offer and Consent Solicitation on the terms described herein, and not withdraw, Notes that they beneficially own representing approximately 83% in aggregate principal amount of the Notes. The material terms of the Exchange Offer and Consent Solicitation that these Noteholders have agreed to support by tendering and not withdrawing their Notes include:

•	the amount of the cash payment, the number of shares common stock and the Contingent Value Rights to be issued in the Exchange Offer,

•	the expiration date of the Exchange Offer and that such date may only be extended with the consent of the holders of at least 75% in aggregate principal amount of the Notes, and

•	the condition that at least ninety-three percent (93%) in aggregate principal amount of the Notes be validly tendered and not withdrawn, which condition may only be modified with the consent of the holders of at least 75% in aggregate principal amount of the Notes.

•	Lock-Up Provision: The Noteholders party to the Restructuring Support Agreement have agreed that from the date of consummation of the Offer and ending on the date that is ninety (90) days after the date of consummation of the Offer, such period of time the “Lock-Up Period”, such Noteholders will not, without the prior written consent of the Company, directly or indirectly, (i) offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of, any shares of common stock issued to such Noteholders in connection with the Offer, such shares of common stock the “Exchange Shares,” or (ii) enter into any swap, hedge or similar agreement or arrangement that transfers, in whole or in part, the economic risk of ownership of the Exchange Shares; provided, however, that (A) a Noteholder shall be permitted to transfer its Exchange Shares without obtaining such prior consent to any Affiliate (as defined in the Restructuring Support Agreement) of the Noteholder or to any holder of equity interests in, or any general or limited partner or member of, such Noteholder, provided that prior to any such transfer any such transferee agrees in writing to be bound by the terms of the lock-up provision, (B) a Noteholder shall be permitted to transfer its Exchange Shares pursuant to a merger, tender offer or exchange offer or other business combination, acquisition of assets or similar transaction or change of control of the Company and (C) a Noteholder shall receive the benefits of any release or modification of the lock-up provision for any other Noteholder subject to the lock-up provision. Notwithstanding the foregoing, each Noteholder party to the Restructuring Support Agreement will be permitted to transfer its respective Exchange Shares in the following amounts and on the following dates during the Lock-Up Period: (A) beginning thirty (30) days after the consummation of the Offer, up to 33.33% of such Exchange Shares and (B) beginning sixty (60) days after the consummation of the Offer, up to 66.66% of such Exchange Shares.

•	Registration Rights Agreement: The Restructuring Support Agreement requires that the Company enter into a Registration Rights Agreement with holders of the common stock that are held by holders of Notes who tender in the Exchange Offer and who, as a result, may be deemed affiliates of the Company under federal securities laws in order to permit such holders to resell the common stock received in the Exchange Offer and any other common stock owned by such holder as of the date of the Registration Rights Agreement.

•	Contingent Value Rights Agreement: The Restructuring Support Agreement requires that, immediately prior to the consummation of the Offer, the Company enter into a Contingent Value Rights Agreement, which we refer to as the “CVR Agreement,” with U.S. Bank National Association, as Rights Agent, in favor of the holders of Notes who tender in the Exchange Offer and who, as a result of such tender, receive Contingent Value Rights.

•	Termination of Restructuring Support Agreement: The Restructuring Support Agreement is terminable in a variety of circumstances. In the event the Restructuring Support Agreement is terminated, the holders of Notes party thereto shall no longer be required to tender their Notes for exchange and not withdraw their Notes and shall not be required to consent to the Proposed Amendments.

•	Consent and Acknowledgement Regarding Product Sale: The Exchange Offer is being made in connection with the Company’s sale of certain of its patents relating to, and rights to commercialization of, MS-325 (formerly marketed as Vasovist, gadofosveset trisodium by Bayer Schering Pharma AG, Germany), in certain territories, pursuant to an Asset Purchase Agreement (the “Purchase Agreement”) between the Company and Lantheus

Medical Imaging, Inc. (the “Product Sale”). The Restructuring Support Agreement contains a provision whereby each Noteholder that is party thereto acknowledges and agrees that:

•	it will not take a position contrary to the position that the sale by the Company of the purchased assets in the Product Sale does not (i) constitute a Change in Control (as defined in the Indenture) or a Designated Event (as defined in the Indenture) under the Indenture, the Notes or any related documents (collectively, the “Indenture Documents”), (ii) constitute a breach of any provision of the Indenture Documents, or (iii) require or result in an obligation to offer to repurchase or assume the indebtedness relating to the Indenture Documents as a result of the consummation of the Product Sale; and

•	it has no reason to believe based on the provisions of the Purchase Agreement that it has, and shall not assert, any claims against Lantheus Medical Imaging, Inc. and its present or former officers, directors, agents, employees, shareholders and affiliates, in each case, in their capacity as such, and the successors and assigns of any of the foregoing (collectively, the “Buyer Parties”) under the Indenture Documents, or under any applicable law or in equity, including without limitation, in the nature of any fraudulent conveyance, preference claim or similar claims, arising from or related to the consummation of the Product Sale.

In addition, each Noteholder that is party to the Restructuring Support Agreement (on behalf of itself, each of its affiliates and each successor and assign of the foregoing) agreed to a full release in favor of the Buyer Parties of all claims arising directly or indirectly out of, based upon, or in any way related to or in connection with, the Product Sale.

The Restructuring Support Agreement contains a provision whereby the Company acknowledges that the Noteholders that are party thereto have not waived any claims that they might have against the Company. The parties agreed that upon consummation of the Offer, the holders of Notes would release certain claims that they may have against the Company as more fully described in this Offer to Exchange and Consent Solicitation.

THE OFFER

The Offer Documents contain or incorporate by reference important information that should be read carefully before any decision is made with respect to the Offer.

We are a biopharmaceutical company focused on discovering and developing novel therapeutics through the use of our proprietary and highly efficient in silico drug discovery platform. We have a pipeline of internally-discovered drug candidates currently in clinical development to treat diseases of the central nervous system and lung conditions. Our blood-pool imaging agent, MS-325 (formerly marketed as Vasovist, gadofosveset trisodium by Bayer Schering Pharma AG, Germany), is approved for marketing in over 30 countries including the United States. We also have collaborations with SmithKline Beecham Corporation (GlaxoSmithKline), Amgen Inc., and Cystic Fibrosis Foundation Therapeutics, Incorporated. We were organized as a Delaware corporation in 1988 and commenced operations in 1992.

Our principal executive offices are located at 4 Maguire Road, Lexington, Massachusetts 02421. Our telephone number at that location is (781) 761-7600.

Introduction

We are offering, upon the terms and subject to the conditions set forth the in the Offer Documents, to exchange a cash payment, shares of common stock and Contingent Value Rights for any and all of the outstanding $100 million in aggregate principal amount of the Notes validly tendered, and not validly withdrawn, to the Exchange Agent on or prior to the Expiration Date. The cash payment, shares of common stock and Contingent Value Rights will be in full satisfaction of the principal amount of, and any accrued but unpaid interest through the consummation of the Offer on, the Notes that are tendered and accepted in the Exchange Offer.

Concurrently with the Exchange Offer, we are also soliciting, upon the terms and subject to the conditions set forth in the Offer, consents to the adoption of the Proposed Amendments. We are not offering any separate or additional payment for the consents to the Proposed Amendments. Pursuant to the terms of the Indenture, the Proposed Amendments require the receipt of consents from holders of at least a majority in aggregate principal amount of outstanding Notes (the “Required Consents”). Our obligation to accept for purchase and to pay for Notes validly tendered and not withdrawn in the Offer is conditioned upon, among other things, the receipt of the Required Consents on or prior to the Expiration Date.

If the Required Consents with respect to the Notes are received, the Proposed Amendments will be binding on all holders of the Notes and their transferees, regardless of whether a holder has consented to the Proposed Amendments.

Terms of the Exchange Offer

We are offering to exchange shares of common stock, a cash payment and Contingent Value Rights for your Notes. For each $1,000 in principal amount of your Notes exchanged, you will receive the following consideration: (i) a payment in cash of $180.00, plus (ii) 339 shares of common stock (the consideration referenced in clauses (i) and (ii), the “Closing Consideration”), plus one (1) contingent value right (“Contingent Value Right”), as described below. Each Contingent Value Right represents the contractual right to receive additional payments, subject to certain exceptions, if after completion of the Exchange Offer the Company consummates any exchange, redemption, repurchase, prepayment or similar event on account of, or with respect to, Notes held by any holder of Notes who does not tender all of such holder’s Notes in the Exchange Offer (such holder, a “Non-Tendering Holder”) within a specified time period and which results in aggregate cash or non-cash payments to such Non-Tendering Holder having a fair market value (as set forth in the definitive agreement executed by the Company and such Non-Tendering Holder) in excess of the sum of (a) $180.00, (b) the lower of (i) $170.00 and (ii) the fair market value of 339 shares of common stock as of the date of consummation of the Exchange Offer and (c) any prior payments made by the Company pursuant to such Contingent Value Right, for each $1,000 of aggregate principal amount outstanding of the Notes tendered by such Non-Tendering Holder (each, a “CVR Payment Event”). We refer to the Closing Consideration together with the Contingent Value Rights as the “Exchange Consideration.”

The Exchange Consideration will be in full satisfaction of the principal amount of, and any accrued but unpaid interest through the consummation of the Exchange Offer and Consent Solicitation on, the Notes so tendered and accepted.

We are offering to acquire up to $100 million aggregate principal amount of Notes that are validly tendered on the terms and subject to the conditions of the Offer Documents. The validly tendered Notes will be cancelled.

You may tender all, some or none of your Notes, subject to the terms and conditions of the Offer. Under the terms of the Offer, the completion, execution and delivery of the Letter of Transmittal and Consent and any additional documents required thereby by a holder of Notes in connection with the tender of Notes prior to 5:00 p.m., New York City time, on the Expiration Date will be deemed to constitute the delivery of the consent of that tendering holder to the Proposed Amendments. Holders of Notes must tender their Notes in a minimum $1,000 principal amount and multiples thereof.

Expiration Date; Extensions; Amendments

The Offer will expire at 5:00 p.m., New York City time, on Monday, May 4, 2009, unless extended by the Company with the consent of the holders of at least 75% in outstanding principal amount of the Notes. Holders of 83% of the Notes have agreed in writing to support the Offer. If the Offer is not completed by May 4, 2009, and the Offer expiration is not extended by the Company with the consent of the holders of at least 75% in outstanding principal amount of the Notes, the 83% of existing holders of Notes who have agreed to support the Offer may terminate their support of the Offer.

To extend the Expiration Date, we will notify the Exchange Agent of any extension by written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date and we will notify the holders of the Notes, or cause them to be notified, by such time and date by public announcement. Such notification will state the new expiration date.

We expressly reserve the right to delay acceptance of any Notes, to extend the Offer with the consent of the holders of at least 75% in outstanding principal amount of the Notes, or to terminate the Offer and not accept the Notes not previously accepted, if any of the conditions (as the same may be modified) set forth under “Conditions to the Completion of the Offer” shall not have been waived or satisfied by us prior to the Expiration Date. If we exercise any such right, we will give written notice to the Exchange Agent as promptly as practicable. If the Offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the Notes of such amendment.

Source and Amount of Funds

The Exchange Offer is being made in connection with the Company’s sale of certain of its patents relating to, and rights to commercialization of, MS-325 (formerly marketed as Vasovist, gadofosveset trisodium by Bayer Schering Pharma AG, Germany), in certain territories, pursuant to an Asset Purchase Agreement (the “Purchase Agreement”) between the Company and Lantheus Medical Imaging, Inc. (the “Product Sale”). The aggregate cash payment of up to $18,000,000 to be paid to the holders of Notes that tender in the Exchange Offer shall be funded primarily from the net proceeds of the Product Sale. There are no alternative financing arrangements or alternative financing plans in the event the primary financing falls through.

Release of Legal Claims by Tendering Holders

By tendering your Notes in the Exchange Offer, effective upon payment to you in full of the consideration payable in the Exchange Offer, you will, as of the closing of the Offer, be deemed to have released and waived any and all claims or causes of action of any kind whatsoever, whether known or unknown that, directly or indirectly arise out of, are based upon or are in any manner connected with your or your successors’ and assigns’ ownership or acquisition of the Notes so tendered, including any accrued interest and any related transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, including without limitation any approval or acceptance given or denied, which occurred, existed, was taken, permitted or begun prior to the date of such release, in each case, that you, your successors and your assigns have or may have had against (i) our Company, subsidiaries, affiliates and stockholders and (ii) our directors, officers, employees, attorneys, accountants, advisors, agents and representatives, whether current or former, as well as those of our subsidiaries, affiliates and stockholders, unless such claims arise under federal or state securities laws.

No Solicitation

There are no persons directly or indirectly employed, retained or to be compensated to make solicitations or recommendations in connection with the Offer.

Procedures for Tendering Notes in the Exchange Offer and consenting to the Proposed Amendments pursuant to the Consent Solicitation

Holders will not be entitled to receive the Exchange Consideration for their Notes unless they validly tender and do not withdraw the Notes on or before 5:00 p.m., New York City time, on May 4, 2009. Only registered holders of Notes are authorized to tender their Notes for exchange. If holders do not validly tender their Notes on or before 5:00 p.m., New York City time, on May 4, 2009, their Notes will remain outstanding subject to the terms of the Notes, as amended.

Under the terms of the Offer, the completion, execution and delivery of the Letter of Transmittal and Consent and any additional documents required thereby by a holder of Notes in connection with the tender of Notes prior to 5:00 p.m., New York City time, on the Expiration Date will be deemed to constitute the delivery of the consent of that tendering holder to the Proposed Amendments. The Proposed Amendments will remove certain restrictive covenants in the Indenture.

Method of Delivery.

The method of delivery of Notes, the related Letter of Transmittal and Consent and all other required documents, including delivery through DTC and acceptance through DTC’s Participant Terminal System (“PTS”) at the election and risk of the person tendering such Notes and delivering such Letter of Transmittal and Consent and, except as expressly otherwise provided in the Letter of Transmittal and Consent, delivery will be deemed made only when actually received by the Exchange Agent. The date of any postmark or other indication of when a Note or the Letter of Transmittal and Consent was sent will not be taken into account in determining whether such materials were timely received. If delivery is by mail, it is suggested that holders use properly insured, registered mail with return receipt requested, and that holders mail the required documents sufficiently in advance of May 4, 2009 to permit delivery to the Exchange Agent before 5:00 p.m., New York City time, on May 4, 2009.

Delivery of Notes.

Notes in Certificated Form.  If you hold Notes in certified, definitive form, to validly tender those Notes, you should properly complete and validly execute the Letter of Transmittal and Consent. The Letter of Transmittal and Consent must be received by the Exchange Agent at its address set forth in this Offer to Exchange and Consent Solicitation on or before 5:00 p.m., New York City time, on May 4, 2009.

Notes Held Through a Custodian.  A holder whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such holder desires to tender his or her Notes and instruct such nominee to tender the Notes for exchange on the holder’s behalf.

Notes in Global Form.  A holder who is a DTC participant may elect to tender to the Company his or her beneficial interest in the Notes by:

•	delivering to the Exchange Agent’s account at DTC through DTC’s book-entry system his or her beneficial interest in the Notes on or before 5:00 p.m., New York City time, on May 4, 2009; and

•	electronically transmitting his or her tender through DTC’s PTS, subject to the terms and procedures of that system. In tendering through PTS, the electronic instructions sent to DTC by the holder, and transmitted by DTC to the Exchange Agent, will acknowledge, on behalf of DTC and the holder, receipt by the holder of and agreement to be bound by the Letter of Transmittal and Consent.

Notes and the Letter of Transmittal and Consent must be delivered to the Exchange Agent to tender. Delivery of documents to DTC or EPIX Pharmaceuticals does not constitute delivery to the Exchange Agent.

HOLDERS THAT TENDER THROUGH DTC NEED NOT SUBMIT A PHYSICAL LETTER OF TRANSMITTAL AND CONSENT TO THE EXCHANGE AGENT IF SUCH HOLDERS COMPLY WITH DTC’S TRANSMITTAL PROCEDURES.

Guaranteed Delivery

If a registered holder of Notes desires to tender any Notes and the Notes are not immediately available, or time will not permit the holder’s Notes or other required documents to reach the Exchange Agent before the Expiration Date of the Exchange Offer, or the procedures for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•	the tender is made through an eligible institution;

•	before the expiration date of the Exchange Offer, the Exchange Agent receives from the eligible institution a properly completed and duly executed Letter of Transmittal and Consent and notice of guaranteed delivery, substantially in the form provided by us. The notice of guaranteed delivery must state the name and address of the holder of the Notes, the certificate number(s) and principal amount of the Notes tendered, that the tender is being made thereby and guaranteeing that within three business days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered Notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the Letter of Transmittal and Consent will be deposited by the eligible institution with the Exchange Agent; and

•	the certificates for all physically tendered Notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the Letter of Transmittal and Consent are received by the Exchange Agent within three business days after the date of execution of the notice of guaranteed delivery.

Book-Entry Transfer

The Exchange Agent will make a request to establish an account with respect to the Notes at DTC for purposes of the Exchange Offer within two business days after the date of this Offer to Exchange and Consent Solicitation. Any financial institution that is a participant in DTC’s systems may make book-entry delivery of Notes by causing DTC to transfer such Notes into the Exchange Agent’s account at DTC in accordance with DTC’s procedures for transfer. Although delivery of Notes may be effected through book-entry transfer at DTC, the Letter of Transmittal and Consent or a facsimile thereof (with any required signature guarantees and any other required documents) should also be transmitted to and received by the Exchange Agent at the address set forth on the back cover page of this offer to exchange on or prior to the expiration date. Delivery of a Letter of Transmittal and Consent to DTC will not constitute valid delivery to the Exchange Agent, and the tender will not be valid.

The Exchange Agent and DTC have confirmed that any financial institution that is a participant in DTC may utilize DTC’s Automatic Tender Offer Program (“ATOP”) procedures to tender Notes.

Any participant in DTC may make book-entry delivery of Notes by causing DTC to transfer such Notes into the Exchange Agent’s account in accordance with DTC’s ATOP procedures for transfer. The exchange for the Notes so tendered will only be made, however, after a book-entry confirmation of such book-entry transfer of such Notes into the Exchange Agent’s account, and timely receipt by the Exchange Agent of any documents required by the Letter of Transmittal and Consent. An agent’s message is a message, transmitted by DTC and received by the Exchange Agent and forming part of a book-entry confirmation, that states that DTC has received an express acknowledgment from a participant tendering Notes that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and Consent and that we may enforce that agreement against that participant.

Letters of transmittal and consent and Notes must be sent only to the Exchange Agent. Do not send letters of transmittal and consent or Notes to us or DTC.

THE METHOD OF DELIVERY OF NOTES AND ALL OTHER DOCUMENTS, INCLUDING DELIVERY THROUGH DTC AND ANY ACCEPTANCE OF AN AGENT’S MESSAGE THROUGH THE AUTOMATED TENDER OFFER PROGRAM, IS AT YOUR ELECTION AND RISK. IF YOU SEND THESE DOCUMENTS BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL, RETURN RECEIPT REQUESTED, THAT YOU OBTAIN PROPER INSURANCE, AND THAT YOU MAIL THOSE DOCUMENTS SUFFICIENTLY IN ADVANCE OF THE DATE ON WHICH THE EXCHANGE OFFER AND CONSENT SOLICITATION EXPIRES TO PERMIT DELIVERY TO THE EXCHANGE AGENT ON OR BEFORE SUCH DATE.

Right of Withdrawal

Notes tendered for exchange may be withdrawn at any time before 5:00 p.m., New York City time, on May 4, 2009. In addition, if we have not agreed to accept your Notes for exchange, you can withdraw them at any time after the expiration of 40 business days from the commencement of the tender offer. A valid withdrawal of tendered Notes effected on or prior to the Expiration Date will constitute the concurrent valid revocation of such holder’s related consents. In order to withdraw Notes, holders must either comply with DTC’s withdrawal procedures or deliver to the Exchange Agent written notice containing:

•	the certificate number of the Note with respect to which the notice of withdrawal is being submitted or if any of the Note is in the form of a “Global” Note on hand at DTC, then a beneficial owner of a Note shall comply with the procedures of DTC applicable to withdrawal of a Letter of Transmittal and Consent;

•	the principal amount at maturity of the Note with respect to which such notice of withdrawal is being submitted; and

•	the principal amount at maturity, if any, of such Note that remains subject to the original Letter of Transmittal and Consent and that has been or will be delivered for purchase by us.

The signature on the notice of withdrawal must be guaranteed by an Eligible Guarantor Institution (as defined in Rule 17Ad-15 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”)) unless such Notes have been tendered for purchase for the account of an Eligible Guarantor Institution. Any properly withdrawn Notes will be deemed not validly tendered for purposes of the Exchange Offer and will constitute the concurrent valid revocation of such holder’s consents pursuant to the Consent Solicitation. Notes withdrawn from the Exchange Offer may be retendered by following the tender procedures described above.

HOLDERS THAT WITHDRAW THROUGH DTC NEED NOT SUBMIT A PHYSICAL NOTICE OF WITHDRAWAL TO THE EXCHANGE AGENT IF SUCH HOLDERS COMPLY WITH DTC’S WITHDRAWAL PROCEDURES.

Acceptance and Delivery of the Exchange Consideration

Upon satisfaction or waiver of all of the conditions to the Offer, all Notes validly tendered and not withdrawn will be accepted and the new securities will be issued, and the cash payment will be made promptly after expiration of the Offer. See “— Conditions to the Completion of the Offer.” In all cases, the consideration for the Notes exchanged pursuant to the Exchange Offer will be made by deposit of (i) shares of common stock and (ii) U.S. dollars by us on the business day following the Expiration Date with the Exchange Agent, which will act as agent for tendering holders for the purpose of receiving the exchange consideration from us and transmitting it to tendering holders. For purposes of the Exchange Offer, Notes shall be deemed to have been accepted as validly tendered for exchange when, as and if we have given written notice thereof to the Exchange Agent. For each $1,000 principal amount outstanding of Notes exchanged, the holder will receive the cash payment of $180.00 and 339 shares of common stock. The common stock will be delivered promptly following acceptance of the tendered Notes. The cash payment and the common stock will be in full satisfaction of the principal amount of, and any accrued but unpaid interest through the consummation of the Offer on, the Notes so tendered and accepted.

In all cases, issuances of cash and shares of common stock for Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of a timely confirmation of a book-entry transfer of Notes into the Exchange Agent’s account at DTC or of a Letter of Transmittal and Consent along with certificates for tendered Notes.

Immediately prior to the consummation of the Offer, the Company will enter into the CVR Agreement, with U.S. Bank National Association, as Rights Agent, in favor of the holders of Notes who tender in the Exchange Offer and who, as a result of such tender, receive Contingent Value Rights. The Rights Agent will keep a register for the purpose of registering the Contingent Value Rights and any permitted transfers of Contingent Value Rights in accordance with the CVR Agreement.

If any Notes are not accepted for any reason set forth under “— Conditions to the Completion of the Offer,” such unaccepted or such unexchanged Notes will be credited to an account maintained with DTC or, in the case of certificated, definitive Notes returned to the registered holder thereof, promptly after the expiration or termination of the Offer.

Conditions to the Completion of the Offer

Notwithstanding any other provision of the Offer, or any extension of the Offer, we shall not be required to accept for exchange any Notes, issue any new securities, or make any cash payment, and we may terminate or amend the Offer if at any time prior to acceptance for exchange of the Notes if we determine, in our reasonable judgment, that any of the following conditions has not been satisfied:

•	at least 93% of the outstanding aggregate principal amount of the Notes have not been validly tendered;

•	there shall not have occurred or be likely to occur any event materially affecting our business or financial affairs that would or might reasonably be expected to prohibit, prevent, restrict or delay consummation of the Offer or that might reasonably be expected to be material to holders in deciding whether to participate in the Offer; and

•	there shall not have been any action taken or threatened, or any statute, rule, regulation, judgment, order, stay, decree or injunction promulgated, enacted, entered, enforced or deemed applicable to the Offer or the exchange of Notes pursuant to the Exchange Offer, by or before any court or governmental regulatory or administrative agency or authority, tribunal, domestic or foreign, which (i) challenges the making of the Offer or might reasonably be expected to, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or might otherwise reasonably be expected to adversely affect in any material manner, the Offer or (ii) could reasonably be expected to materially adversely affect our business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects, or materially impair the contemplated benefits of the Offer, or the consummation of the Offer as a whole to us or that might be material to holders in deciding whether to participate in the Offer.

The foregoing conditions will be waivable at any time and from time to time; provided that the minimum tender condition, the first bullet item in the list above, may only be modified by the Company with the consent of the holders of at least 75% in outstanding principal amount of the Notes; provided further, that if we accept the Notes tendered to us, all of the conditions to the Offer will have been satisfied or waived by us at or prior to the time of such acceptance. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time by us prior to the Expiration Date.

Consequences of Failure to Exchange

If you currently hold Notes and do not tender them, following the completion of the Exchange Offer and Consent Solicitation, your Notes will continue to be outstanding pursuant to their terms, as amended. If we complete the Exchange Offer and Consent Solicitation, the liquidity of any Notes that remain outstanding after completion of the Exchange Offer and Consent Solicitation may be adversely affected. If the Company has the necessary capital, we expect to continue to make interest payments on the Notes that remain outstanding according to the terms thereof to the extent we are able.

If the Proposed Amendments are approved by holders of a majority in aggregate principal amount of the Notes outstanding, we will use our reasonable best efforts to execute, and to cause the Indenture Trustee and any other relevant parties to execute, the Second Supplemental Indenture attached hereto as Annex A, which will give effect to the Proposed Amendments. See “The Proposed Amendments.”

If we are unable to restructure our obligations under the Notes or otherwise raise sufficient funds to repay the Notes, we may be forced to seek protection under the United States bankruptcy laws.

Exchange Agent

U.S. Bank National Association has been appointed as Exchange Agent for the Offer. Letters of transmittal and consent, notices of guaranteed delivery and all correspondence in connection with the Offer should be sent or delivered by each holder or a beneficial owner’s broker, dealer, commercial bank, trust company or other nominee to the Exchange Agent at the addresses on the cover of this Offer to Exchange and Consent Solicitation and in the Letter of Transmittal and Consent. We will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

Advisors

EPIX Pharmaceuticals’ Financial Advisor and Agent

We have retained CRG Partners Group LLC as our financial advisor in connection with the Offer. We are paying CRG Partners customary fees for its services and we are indemnifying CRG Partners. CRG Partners has not been retained to solicit and is not soliciting acceptances of the Exchange Offer or consents pursuant to the Consent Solicitation, nor is it making any recommendation with respect thereto.

Noteholders’ Committee Advisors and Agents

We are paying the fees and expenses of Schulte Roth & Zabel LLP, which is serving as legal counsel to the Noteholders’ Committee. Schulte Roth & Zabel LLP is not soliciting acceptances of the Exchange Offer or consents pursuant to the Consent Solicitation or making any recommendation with respect thereto.

Fees and Expenses

We will bear all fees and expenses incurred in connection with the Offer, including paying brokerage firms and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Offer to Exchange and Consent Solicitation and related materials to the beneficial owners of Notes.

Purposes; Plans

We are making the Exchange Offer and Consent Solicitation to restructure our existing capital structure. In 2004, we issued the Notes pursuant to the Indenture, of which $100 million in aggregate principal amount remains outstanding.

We retained CRG Partners Group LLC to serve as our financial advisor to assist with our evaluation of strategic alternatives and restructuring efforts with respect to the Notes. We entered into the Restructuring Support Agreement with certain members of the Noteholders’ Committee regarding a consensual restructuring of our obligations under the Notes. Noteholders that are party to the Restructuring Support Agreement, or that have otherwise agreed to support the Offer, beneficially own approximately 83% in principal amount of the outstanding Notes and have agreed to tender their Notes in the Exchange Offer and Consent Solicitation, unless we commence any bankruptcy or similar proceeding or such a proceeding is commenced against us or the Restructuring Support Agreement is terminated for any other reason under the terms of the Restructuring Support Agreement. The consummation of the Exchange Offer and Consent Solicitation is a critical step in our financial restructuring plan. If we are unable to restructure our obligations under the Notes or otherwise raise sufficient funds to repay the Notes, we may be forced to seek protection under the United States bankruptcy laws.

Except as described in this Offer to Exchange and Consent Solicitation, including our retention of CRG Partners Group LLC to serve as our financial advisor to assist with our evaluation of strategic alternatives and restructuring efforts with respect to the Notes, there presently are no plans that relate to or would result in: (i) any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries; (ii) any purchase, sale or transfer of a material amount of our assets; (iii) any material change in the present dividend rate or policy, or our indebtedness or capitalization; (iv) any change in our management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer; (v) any other material change in our corporate structure or business; (vi) any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act; (vii) the suspension of our obligation to file reports under Section 15(d) of the Exchange Act; (viii) the acquisition by any person of additional securities of EPIX Pharmaceuticals (other than upon exercise of outstanding stock options), or the disposition of securities of EPIX Pharmaceuticals or (ix) any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of EPIX Pharmaceuticals.

Interests of Directors, Executive Officers and Affiliates of EPIX Pharmaceuticals in the Notes.

Neither the Company nor, to our knowledge, any of our affiliates, subsidiaries, directors or executive officers have any beneficial interest in the Notes. None of the officers or directors of our subsidiaries have any beneficial interest in the Notes. We will not purchase any Notes from such persons and, since January 1, 2009 neither the Company nor, to our knowledge, any of our executive officers, directors or affiliates have engaged in any transactions in the Notes.

A list of our directors and executive officers is attached to this Offer to Exchange and Consent Solicitation as Annex B and made a part hereof.

Except as described in this Offer to Exchange and Consent Solicitation, including the Restructuring Support Agreement described herein, neither the Company nor, to our knowledge, any of our affiliates, directors or executive officers is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Offer or with respect to any of our securities including, but not limited to, any contract, arrangement, understanding or agreement concerning the transfer or the voting of the securities, joint ventures, loan or option arrangement, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

Certain of our directors and executive officers and our affiliates are parties to ordinary course stock option plans and arrangements involving shares of our common stock, as we disclosed before the date of this Offer to Exchange and Consent Solicitation.

CVR AGREEMENT AND CONTINGENT VALUE RIGHTS

The following summary description of the CVR Agreement is qualified in its entirety by reference to the form of CVR Agreement itself, which is included as an exhibit to the Tender Offer Statement on Schedule TO that we have filed with the SEC, which you may examine and copy as set forth — “Where to Find Additional Information.”

We have agreed, at or prior to the consummation of the Exchange Offer, to enter into the CVR Agreement with U.S. Bank National Association, as Rights Agent. The following description assumes that the CVR Agreement will be duly executed by us and the Rights Agent. The CVR Agreement sets forth the circumstances under which we will be obligated to deposit with the Rights Agent the contingent payments for distribution to the holders of Contingent Value Rights and the procedures for making any such distributions.

Contingent Value Payment Events.  Each Contingent Value Right represents the contractual right to receive additional payments, subject to certain exceptions, if after completion of the Exchange Offer the Company consummates any exchange, redemption, repurchase, prepayment or similar event on account of, or with respect to, Notes held by any holder of Notes who does not tender all of such holder’s Notes in the Exchange Offer (such holder, a “Non-Tendering Holder”) within a specified time period and which results in aggregate cash or non-cash payments to such Non-Tendering Holder having a fair market value (as set forth in the definitive agreement executed by the Company and such Non-Tendering Holder) in excess of the sum of (a) $180.00, (b) the lower of (i) $170.00 and (ii) the fair market value of 339 shares of common stock as of the date of consummation of the Exchange Offer and (c) any prior payments made by the Company pursuant to such Contingent Value Right, for each $1,000 of aggregate principal amount outstanding of the Notes tendered by such Non-Tendering Holder (each, a “CVR Payment Event”).

Notwithstanding the foregoing, holders of Contingent Value Rights will not be entitled to any consideration if a CVR Payment Event occurs solely as a result of a “designated event” as defined below under the heading “Description of the Notes — Repurchase at the Option of the Holder Upon a Designated Event”, other than, notwithstanding the definition of “designated event,” a “change in control” as defined below under the heading “Description of the Notes — Repurchase at the Option of the Holder Upon a Designated Event” that occurs on or prior to the date that is three (3) months after the consummation of the Exchange Offer.

The CVR Payment Event must occur prior to the Termination Date (defined below).

The term “Termination Date” means the earlier to occur of (a) a Qualified Financing (defined below) and (b) nine (9) months after the consummation of the Exchange Offer.

The term “Qualified Financing” means one or more Financings (defined below) consummated by the Company after the consummation of the Exchange Offer which has resulted in aggregate gross cash proceeds of at least $10,000,000 to the Company after the consummation of the Exchange Offer.

The term “Financing” means any sale by the Company of equity or equity-linked securities or other securities convertible into equity.

The term “fair market value” means (a) with respect to cash, the amount of cash payments, (b) with respect to shares of common stock of the Company, (i) if the common stock of the Company is traded on the NASDAQ Global Market or NASDAQ Capital Market as of the date of determination, each share of common stock will be valued at a price equal to the greater of book value or the closing bid price of such share on the NASDAQ Global Market or NASDAQ Capital Market, as applicable, as of the date of consummation of the Exchange Offer and (ii) if the common stock is not traded on the NASDAQ Global Market or NASDAQ Capital Market as of the date of determination, the fair market value of such property as set forth in the definitive agreement executed by the Company and the other parties in connection with the CVR Payment Event, and (c) with respect to property other than cash or common stock, the fair market value of such property as set forth in the definitive agreement executed by the Company and the other parties in connection with the CVR Payment Event; provided, that, such determination is reasonable and has been determined in good faith. For purposes of clause (b)(i) above, in the event (1) Rule 4350(i) of the NASDAQ Rules or any interpretation thereof is amended to provide a different threshold for purposes of determining whether shares of stock are issued at a discount, (2) Rule 4350(i) of the NASDAQ Rules or any interpretation thereof is eliminated for purposes of determining whether shares of stock are issued at a discount, or (3) NASDAQ applies Rule 4350(i) of the NASDAQ Rules to the Exchange in a manner that would allow a lower threshold for determining whether the shares of Common Stock issued in the Exchange

(including those issued under the Contingent Value Right) are issued at a discount, then the fair market value shall be the greater of (x) the amount determined in accordance with clause (b)(ii) above and (y) the amount determined in accordance with such revised threshold pursuant to (1), (2) and (3) above.

Payments with Respect to Contingent Value Rights.  Upon a CVR Payment Event, each holder of a Contingent Value Right will be entitled to receive an amount per Contingent Value Right equal to (a) the fair market value paid to any Non-Tendering Holder for each $1,000 of aggregate principal amount outstanding of the Notes tendered by such Non-Tendering Holder in connection with a CVR Payment Event, minus (b) $180.00 plus the fair market value of 339 shares of common stock, minus (c) all aggregate CVR Payment Amounts per Contingent Value Right previously received by such holder (such amount, the “CVR Payment Amount”). For the avoidance of doubt, in no event shall the total of all CVR Payment Amounts, when aggregated with the fair market value of the consideration received in the Exchange Offer for each $1,000 principal amount of Notes, exceed $1,000.

The CVR Payment Amount shall be payable, at the Company’s option, (i) in cash or (ii) in the same form and type of consideration paid to such Non-Tendering Holder in connection with the CVR Payment Event. In the event the Company elects to pay the CVR Payment Amount in accordance with clause (ii) above and the consideration paid consists of a combination of cash and property other than cash, the CVR Payment Amount shall be paid by the Company in the same proportion of such consideration paid to such Non-Tendering Holder in connection with the CVR Payment Event.

If a CVR Payment Event described above does not occur within the specified time period, no payment will become payable to holders of Contingent Value Rights, in which case you will receive only the Closing Consideration for any Notes you tender in the Exchange Offer. It is not possible to predict whether payments will become payable with respect to the Contingent Value Rights or, if additional payments become payable, the exact timing or the amount or the form of those additional payments.

If a CVR Payment Event occurs, the Company is required to deliver, within 10 business days following the occurrence of such CVR Payment Event, to the Rights Agent a compliance certificate certifying as to (1) the date of the satisfaction of the CVR Payment Event, (2) the amount that each holder of a Contingent Value Right is entitled to receive and (3) the aggregate amount of the CVR Payment Amount payable to the holders of Contingent Value Rights. The Rights Agent will send a copy of the applicable compliance certificate to each holder of a Contingent Value Right within 3 business days of receipt of the Company’s compliance certificate relating to such payment.

If a CVR Payment Event has not occurred prior to the Termination Date, then, no later than 5 business days after the Termination Date, the Company shall deliver to the Rights Agent a non-compliance certificate certifying that no CVR Payment Event has occurred, and as a result the holders are not entitled to receive any CVR Payment Amount. The Rights Agent will send a copy of the non-compliance certificate to each holder of a Contingent Value Right within 3 business days of receipt of the Company’s non-compliance certificate.

Upon written notice by any holder or holders of at least 20% in the aggregate of the outstanding Contingent Value Rights received by the Rights Agent within 10 business days after distribution by the Rights Agent of a compliance certificate or non-compliance certificate (the “Objection Period”), the Rights Agent shall forward such notice to the Company, which notice must certify that such holder or holders hold at least 20% in the aggregate of the outstanding Contingent Value Rights, and further shall, (i) specify that such holder or holders object to the determination of the Company (A) that a CVR Payment Event did not occur or (B) of the aggregate amount of the CVR Payment Amount payable to the Holders, as applicable and (ii) state in reasonable detail the basis upon which such holder or holders have determined that (i) a CVR Payment Event has occurred on or prior to the Termination Date or (ii) the Company’s determination of the aggregate amount of the CVR Payment Amount is incorrect (a “Notice of Objection”).

If a Notice of Objection with respect to a non-compliance certificate has not been received by the Rights Agent within the Objection Period, then the holders shall have no right to receive the CVR Payment Amount, in which case you will receive only the Closing Consideration for any Notes you tender in the Exchange Offer.

If the Company delivers a compliance certificate to the Rights Agent or if the CVR Payment Amount is determined to be payable in connection with a Notice of Objection, the Company shall establish a CVR payment date that is within twenty (20) calendar days of the date of the compliance certificate or the date of final determination in connection with a Notice of Objection, as applicable (the “CVR Payment Date”), and shall notify the Rights Agent of such date in writing. In the event the Company elects to pay all or a portion of a CVR Payment Amount in cash, at least 3 business days prior to such CVR Payment Date, the Company shall cause the applicable cash portion of such CVR Payment Amount to be delivered to the Rights Agent, who will in turn, on the CVR Payment Date, or if such date is not a business day, the following business day, distribute the applicable cash portion of such CVR Payment Amount to the holders (the amount to which each holder is entitled to receive will be calculated by the Company and based on the applicable cash portion of such CVR Payment Amount multiplied by the number of CVRs held by such holder) by check mailed to the address of each holder. In the event the Company elects to pay all or a portion of a CVR Payment Amount in property other than cash, on the CVR Payment Date, or if such date is not a business day, the following business day, the Company shall distribute or cause to be distributed by Computershare Trust Company, as the transfer agent for the common stock of the Company to, as applicable, the applicable non-cash portion of such CVR Payment Amount to the holders (the amount to which each holder is entitled to receive will be calculated by the Company and based on the applicable non-cash portion of such CVR Payment Amount multiplied by the number of CVRs held by such holder) by property other than cash mailed to the address of each Holder.

Restrictions on Transfer.  The Contingent Value Rights will not be transferable except:

•	on death by will or intestacy,

•	pursuant to a court order,

•	by operation of law,

•	in the case of Contingent Value Rights held in book-entry or other similar nominee form, from a nominee to a beneficial owner, to the extent allowable by DTC in connection with a book-entry transfer,

•	to any affiliate of the holder of the Contingent Value Right or any holder of equity interests in, or any general or limited partner or member of, such holder of the Contingent Value Right,

•	a transfer to EPIX Pharmaceuticals, Inc. in connection with the holder’s abandonment of all rights therein and

•	in connection with pledges in connection with bona fide margin accounts or other loan or financing agreement secured by the Contingent Value Right.

The Rights Agent will keep a register for the purpose of registering the Contingent Value Rights and any permitted transfers of Contingent Value Rights in accordance with the CVR Agreement.

Amendments to the CVR Agreement.  Without the consent of any holders of Contingent Value Rights or the Rights Agent, the Company, with board authorization, at any time, may enter into one or more amendments to the CVR Agreement to evidence the succession of another person to the Company and the assumption by any such successor of the Company’s covenants in the CVR Agreement.

Without the consent of any holders of Contingent Value Rights, the Company, with board authorization, and the Rights Agent, in its sole discretion, at any time, may enter into one or more amendments to the CVR Agreement for any of the following purposes:

•	to evidence the succession of another person to U.S. Bank National Association, as the rights agent, and the assumption by any such successor of the covenants and obligations of U.S. Bank National Association in the CVR Agreement;

•	to add to the Company’s covenants such further covenants, restrictions, conditions or provisions as its board of directors and the Rights Agent consider to be for the protection of the holders of Contingent Value Rights, provided that the provisions do not adversely affect the interests of the holders of Contingent Value Rights;

•	to cure any ambiguity, to correct or supplement any provision in the CVR Agreement that may be defective or inconsistent with any other provision in the CVR Agreement, or to make any other provisions with respect to matters or questions arising under the CVR Agreement, provided that the provisions do not adversely affect the interests of the holders of Contingent Value Rights;

•	as may be necessary or appropriate to ensure that the Contingent Value Rights are not subject to registration under the Securities Act or the Exchange Act, provided that the provisions do not adversely affect the interests of the holders of Contingent Value Rights; or

•	to add, eliminate or change any provisions of the CVR Agreement unless the addition, elimination or change is adverse to the interests of the holders of Contingent Value Rights.

With the consent of not less than a majority of the holders of outstanding Contingent Value Rights, the Company, with board authorization, and the Rights Agent may enter into one or more amendments to the CVR Agreement to add, change or eliminate any of the provisions of the CVR Agreement even if the addition, elimination or change is materially adverse to the interests of the holders of Contingent Value Rights.

Termination of the CVR Agreement.  The CVR Agreement will terminate and no payments will be required to be made on the Termination Date.

THE PROPOSED AMENDMENTS

The following is a summary of the Proposed Amendments. Capitalized terms used but not defined in the following summary have the meanings assigned to them in the Indenture.

The Proposed Amendments, if adopted and effected, would remove certain restrictive covenants in the Indenture. The purpose of the consent solicitation is to effect the Proposed Amendments.

The Proposed Amendments will be effected by the Second Supplemental Indenture attached hereto as Annex A, which will be executed by the Company promptly following the Expiration Date. Although the Second Supplemental Indenture will be executed promptly following the Expiration Date, the Proposed Amendments will not become effective until validly tendered Notes are accepted for purchase by the Company pursuant to the Offer. If the Offer is terminated or withdrawn, or the Notes are not purchased hereunder, the Proposed Amendments will not become effective.

The Proposed Amendments constitute a single proposal and a tendering and/or consenting holder must consent as an entirety and may not consent selectively with respect to certain Proposed Amendments. Pursuant to the terms of the Indenture, the Proposed Amendments require the consent of the holders of a majority in aggregate principal amount of Notes then outstanding under the Indenture. As of the date of this Offer to Exchange and Consent Solicitation, the aggregate outstanding principal amount of the Notes is $100,000,000. If the Required Consents are received and the Proposed Amendments become effective, the Proposed Amendments will be binding on all non-tendering holders.

The foregoing summary does not purport to be comprehensive or definitive, and is qualified in its entirety by reference to the Indenture and the form of Second Supplemental Indenture, each of which has been filed with the SEC as an Exhibit to the Schedule TO, and is incorporated herein by reference.

The Proposed Amendments would remove the following covenants from the Indenture:

A. THE PROPOSED AMENDMENTS

The following language in Section 10.3: “Money for Security Payments to Be Held in Trust.  If the Company shall act as its own Paying Agent, it will, on or before each due date of the principal of or interest, on any of the Securities, segregate and hold in trust for the benefit of the Persons entitled thereto a sum sufficient to pay the principal and interest, so becoming due until such sums shall be paid to such Persons or otherwise disposed of as herein provided and the Company will promptly notify the Trustee, in writing, of its action or failure so to act.

Whenever the Company shall have one or more Paying Agents, it will, no later than the opening of business on each due date of the principal of or interest on any Securities, deposit with the Trustee a sum in funds immediately payable on the payment date sufficient to pay the principal or interest, so becoming due, such sum to be held for the benefit of the Persons entitled to such principal or interest, and (unless such Paying Agent is the Trustee) the Company will promptly notify the Trustee, in writing, of any failure so to act.

The Company will cause each Paying Agent other than the Trustee to execute and deliver to the Trustee an instrument in which such Paying Agent shall agree with the Trustee, subject to the provisions of this Section, that such Paying Agent will:

(1) hold all sums held by it for the payment of the principal of or interest on Securities for the benefit of the Persons entitled thereto until such sums shall be paid to such Persons or otherwise disposed of as herein provided;

(2) give the Trustee written notice of any default by the Company (or any other obligor upon the Securities) in the making of any payment of principal or interest; and

(3) at any time during the continuance of any such default, upon the written request of the Trustee, forthwith pay to the Trustee all sums so held by such Paying Agent.

The Company may at any time, for the purpose of obtaining the satisfaction and discharge of this Indenture or for any other purpose, pay, or by Company Order direct any Paying Agent to pay, to the Trustee all sums held in trust by the Company or such Paying Agent, such sums to be held by the Trustee upon the same trusts as those upon which such sums were held by the Company or such Paying Agent; and, upon such payment by any Paying Agent to the Trustee, such Paying Agent shall be released from all further liability with respect to such money.

Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of or interest on any Security and remaining unclaimed for two years after such principal or interest and Additional Interest, if any, has become due and payable shall be paid to the Company on Company Request, or (if then held by the Company) shall be discharged from such trust; and the Holder of such Security shall thereafter, as an unsecured general creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease.”

will be deleted in its entirety and replaced by the following: “Intentionally Omitted.”

The following language in Section 10.4: “Existence.  Subject to Article VII, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its existence.”

will be deleted in its entirety and replaced by the following: “Intentionally Omitted.”

The following language in Section 10.7: “Registration and Listing.  The Company will cause, subject to notice of issuance, the Common Stock issuable upon conversion of the Securities to be quoted on the Nasdaq National Market.”

will be deleted in its entirety and replaced by the following: “Intentionally Omitted.”

The following language in Section 10.8: “Statement by Officers as to Default.  The Company shall deliver to the Trustee, within 120 days after the end of each fiscal year of the Company ending after the date hereof, an Officers’ Certificate, stating whether or not to the best knowledge of the signers thereof the Company is in default in the performance and observance of any of the terms, provisions and conditions of this Indenture (without regard to any period of grace or requirement of notice provided hereunder) and, if the Company shall be in default, specifying all such defaults and the nature and status thereof of which they may have knowledge.

The Company will deliver to the Trustee, as promptly as reasonably practicable upon becoming aware of any default or any Event of Default under the Indenture, an Officers’ Certificate specifying with particularity such default or Event of Default and further stating what action the Company has taken, is taking or proposes to take with respect thereto. For the purpose of this Section, the term “default” means any event that is, or after notice or lapse of time or both would become, an Event of Default.”

will be deleted in its entirety and replaced by the following: “The Company shall, so long as any of the Notes are outstanding, comply with Section 314 of the Trust Indenture Act.”

The following language in Section 10.10: “Resale of Certain Securities.  During the period beginning on the last date of original issuance of the Securities and ending on the date that is two years from such date (or such shortened period under Rule 144(k) under the Securities Act or any successor rule), the Company will not, will not permit any of its Subsidiaries, and will use its reasonable efforts to not permit any other of its “affiliates” (as defined under Rule 144 under the Securities Act or any successor provision thereto) to, resell (i) any Securities that constitute “restricted securities” under Rule 144 or (ii) any securities into which the Securities have been converted under this Indenture that constitute “restricted securities” under Rule 144, that in either case have been reacquired by any of them. The Trustee shall have no responsibility in respect of the Company’s performance of its agreement in the preceding sentence.”

will be deleted in its entirety and replaced by the following: “Intentionally Omitted.”

The following language in Section 10.11: “Registration Rights.  If Additional Interest is payable under the Registration Rights Agreement to any Holder, the Company shall deliver to the Trustee a certificate to that effect stating

(i) the amount of Additional Interest that is payable to such Holder and (ii) the date on which Additional Interest is payable. Unless and until a Responsible Officer of the Trustee receives at the Corporate Trust Office such a certificate, the Trustee may assume without inquiry that no Additional Interest is payable. If Additional Interest has been paid by the Company directly to the persons entitled to them, the Company shall deliver to the Trustee a certificate setting forth the particulars of such payment.”

will be deleted in its entirety and replaced by the following: “Intentionally Omitted.”

B. GENERAL

Conforming Amendments.  The Proposed Amendments would modify certain other sections of the Indenture to conform with the foregoing changes.

If the Proposed Amendments become operative, the Holders of untendered Notes will be bound thereby.

The valid tender by a Holder of Notes pursuant to this Offer will be deemed to constitute the giving of a Consent by such Holder to the Proposed Amendments with respect to such Notes.

COMPARISON OF RIGHTS BETWEEN THE NOTES AND THE COMMON STOCK

The following is a description of the material differences between the rights of holders of the Notes and holders of our common stock. This summary may not contain all of the information that is important to you. You should carefully read this entire Exchange Offer and Consent Solicitation, including the documents incorporated by reference, for a more complete understanding of the differences between being a holder of Notes and a holder of shares of our common stock.

Ranking

In any liquidation or bankruptcy of EPIX Pharmaceuticals, Inc., our common stock would rank below all claims against us or holders of any of our indebtedness, including the Notes. Upon a voluntary or involuntary liquidation or bankruptcy of EPIX Pharmaceuticals, Inc., all holders of the Notes would be entitled to receive payment in full of principal and interest before any holders of our common stock receive any payments or distributions. Therefore, holders of our common stock will not be entitled to receive any payment or other distribution of assets upon the liquidation or bankruptcy of EPIX Pharmaceuticals, Inc. until after our obligations to creditors, including the holders of the Notes, have been satisfied in full.

Dividends/Distributions

To date, we have neither declared nor paid any cash dividends on shares of our common stock and do not anticipate doing so for the foreseeable future.

Holders of the Notes are entitled to receive interest payments at an annual rate of 3.00% of their principal amount.

Listing

Our common stock is listed on The NASDAQ Global Market under the symbol “EPIX.”

The Notes are eligible for trading on The PORTAL Market of The NASDAQ Stock Market. However, there is no established public reporting or trading system for the Notes and trading in the Notes has been limited.

Voting Rights

Holders of shares of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.

Holders of the Notes do not have voting rights.

Repurchase

Holders of our common stock do not have the right to require us to repurchase any shares of our common stock.

Holders of the Notes have the right to require us to repurchase outstanding Notes subject to certain conditions.

Conversion

Each Note is convertible at any time, and from time to time, into fully paid and nonassessable shares of our common stock. The Notes are convertible at a conversion price of $44.66 per share, subject to adjustment.

Our common stock is not convertible into any other security.

DESCRIPTION OF CAPITAL STOCK

We have 101,000,000 shares of capital stock authorized under our Certificate of Incorporation, consisting of 100,000,000 shares of common stock, par value $0.01 per share and 1,000,000 shares of preferred stock, par value $0.01 per share. The authorized shares of common stock and the authorized and undesignated shares of preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. If the approval of our stockholders is not so required, our board of directors may determine not to seek stockholder approval.

Common Stock

As of April 3, 2009, we have approximately 41,947,441 shares of common stock outstanding. Holders of our common stock are entitled to one vote for each share held of record on all matters voted upon by our stockholders and may not cumulate votes. Subject to the rights of holders of any future series of undesignated preferred stock which may be designated, each share of the outstanding common stock is entitled to participate ratably in any distribution of net assets made to the stockholders in the liquidation, dissolution or winding up of the Company and is entitled to participate equally in dividends if and when declared by our board of directors. There are no redemption, sinking fund, conversion or preemptive rights with respect to shares of our common stock. All shares of our common stock have equal rights and preferences.

Our common stock is listed on The NASDAQ Global Market under the symbol “EPIX.” The Computershare Trust Company is the transfer agent and registrar for our common stock. Its address is 250 Royall Street, Canton, Massachusetts, 02021, and its telephone number is (781) 575-2000.

Preferred Stock

Our Certificate of Incorporation permits us to issue up to 1,000,000 shares of preferred stock in one or more series and with rights and preferences that may be fixed or designated by our board of directors without any further action by our stockholders. The designation, powers, preferences, rights and qualifications, limitations and restrictions of the preferred stock of each series will be fixed by the certificate of designation relating to such series, which will specify the terms of the preferred stock, including:

•	the designation of the series, which may be by distinguishing number, letter or title;

•	the number of shares of the series, which number the board of directors may thereafter (except where otherwise provided in the preferred stock designation) increase or decrease (but not below the number of shares thereof then outstanding);

•	whether dividends, if any, shall be cumulative or noncumulative and the dividend rate of the series;

•	the dates on which dividends, if any, shall be payable;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of EPIX;

•	whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of EPIX or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares shall be convertible and all other terms and conditions upon which such conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series; and

•	the voting rights, if any, of the holders of shares of the series, provided that no share of preferred stock of any series will be entitled to more than one vote per share of preferred stock.

If our board of directors elects to exercise this authority, the rights and privileges of holders of shares of our common stock could be made subject to the rights and privileges of such series of preferred stock.

Although our board of directors has no intention at the present time of doing so, it could issue a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt.

Certain Provisions in our Certificate of Incorporation and By-laws

The following is a summary of certain provisions of Delaware law, our certificate of incorporation and our by-laws. This summary does not purport to be complete and is qualified in its entirety by reference to the corporate law of Delaware and our certificate of incorporation and by-laws.

Our certificate of incorporation and by-laws contain various provisions intended to promote the stability of our stockholder base and render more difficult certain unsolicited or hostile attempts to take us over that could disrupt EPIX, divert the attention of our directors, officers and employees and adversely affect the independence and integrity of our business.

Pursuant to our certificate of incorporation, the number of directors is fixed by our board of directors. Our directors are divided into three classes, each class to serve a three year term and to consist as nearly as possible of one third of the directors. Pursuant to our by-laws, directors elected by stockholders at an annual meeting of stockholders will be elected by a plurality of all votes cast.

Our by-laws provide that a special meeting of stockholders may be called by a majority of the entire board of directors or the president. Stockholders are not permitted to call, or to require that the board of directors call, a special meeting of stockholders. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting pursuant to the notice of the meeting given. In addition, our certificate of incorporation provides that any action taken by our stockholders must be effected at an annual or special meeting of stockholders and may not be taken by written consent instead of a meeting. Our by-laws establish an advance notice procedure for stockholders to nominate candidates for election as directors or to bring other business before meetings of our stockholders.

Delaware law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or by-laws, unless a corporation’s certificate of incorporation or by-laws requires a greater percentage. We have provisions in our certificate which require 66 2/3% of the voting power of all of the then outstanding shares of our capital stock to amend or repeal certain provisions in our certificate of incorporation which include, but is not limited to provisions which would reduce or eliminate the number of authorized common or preferred shares and all indemnification provisions. Our by-laws may be altered, amended or repealed or new by-laws may be adopted by the affirmative vote of the holders of a majority of the shares of capital stock entitled to vote at any regular meeting of stockholders, or at any special meeting of stockholders provided that notice of such alteration, amendment, repeal or adoption of new by-laws shall have been stated in the notice of such meeting; or by the affirmative vote of a majority of the directors present at any regular or special meeting of our board of directors at which a quorum is present.

We are also subject to the provisions of Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 of the Delaware General Corporation Law prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner. A “business combination” is defined as a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to various exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within the past three years did own, 15% or more of a corporation’s voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us. The transactions contemplated by the Restructuring Support Agreement have been excluded from the provisions of Section 203 of the Delaware General Corporation Law.

Existing Warrants

As of April 3, 2009, we had outstanding warrants to purchase 400,000 shares of our common stock at a weighted average exercise price of $2.49.

Options

As of April 3, 2009, we had outstanding options to purchase 3,117,076 shares of our common stock at a weighted average exercise price of $4.41 under our stock option plans. Options to purchase an aggregate of 2,724,130 shares of common stock have been exercised under our stock option plans as of April 3, 2009.

Restricted Stock Units

As of April 3, 2009, we had 29,799 outstanding restricted stock units under our stock option plans. As of April 3, 2009, 49,230 restricted stock units under our stock option plans have vested and have been settled with shares of our common stock.

Registration Rights

The following summary description of the Registration Rights Agreement is qualified in its entirety by reference to the form of Registration Rights Agreement itself, which is included as an exhibit to the Tender Offer Statement on Schedule TO that we have filed with the SEC, which you may examine and copy as set forth — “Where to Find Additional Information.”

On the closing date of the Offer, we will execute a registration rights agreement with holders of shares of common stock that are held by holders of Notes who tender in the Exchange Offer and who, as a result, may be deemed affiliates of the Company following consummation of the Offer. The registration rights agreement will require us to file, upon demand from applicable Noteholders, registration statements with the SEC that will permit the resale on a continuous basis, or pursuant to a firm commitment underwritten offering, of the common stock and any other common stock owned by the Noteholder as of the date of the Registration Rights Agreement. We have agreed to keep the registration statement effective until (i) such shares have been disposed of pursuant to an effective Registration Statement and the Securities Act, (ii) such shares shall have been transferred pursuant to a transaction under Rule 144 or (iii) such shares shall have become eligible for sale without restriction or limitation pursuant to Rule 144 and without the requirement to be in compliance with Rule 144(c)(1) (or any successor thereto) promulgated under the Securities Act.

Holders who exchange Notes and are not affiliates of the Company should generally be able to freely trade such new securities in accordance with Rule 144 under the Securities Act without the need for registration under the Securities Act.

DESCRIPTION OF THE NOTES

In 2004, we issued the Notes pursuant to the Indenture, of which $100 million in aggregate principal amount remains outstanding.

The following description is a summary of the material provisions of the Notes and the Indenture. It does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the Indenture, including the definitions of certain terms used in the Indenture. Wherever particular provisions or defined terms of the Indenture or form of note are referred to, these provisions or defined terms are incorporated in this Exchange Offer and Consent.

As used in this “Description of the Notes” section, references to “EPIX,” “we,” “our” or “us” refer solely to EPIX Pharmaceuticals, Inc.

General

The Notes are general, unsecured, senior obligations of EPIX, and are effectively subordinated in right of payment to our existing and future secured debt, to the extent of the security, and the liabilities of any subsidiaries that we may create in the future as described under “— Ranking,” but are senior in right of payment to all subordinated indebtedness that by its terms treats the Notes as senior indebtedness. In addition, the Notes will rank on a parity in right of payment with all of our existing and future unsecured senior debt. The Notes will not be obligations of, or guaranteed by, any subsidiaries that we may create in the future. The Notes are convertible into common stock as described under “— Conversion of Notes.”

The Notes are limited to $100 million aggregate principal amount and have been issued only in denominations of $1,000 and multiples of $1,000. We use the term “Note” in this “Description of the Notes” section to refer to each $1,000 principal amount of Notes. The Notes will mature on June 15, 2024, unless earlier converted, redeemed or repurchased.

We may from time to time repurchase the Notes in open market purchases or negotiated transactions without prior notice to holders.

If we experience a change in control or a termination of trading, you will have the right to require us to repurchase your Notes as described below under “— Repurchase at the Option of the Holder Upon a Designated Event.” Holders of Notes who have submitted a notice of repurchase will be entitled, upon a valid withdrawal of such notice, to convert the Notes up to and including the business day immediately preceding the date fixed for repurchase.

Neither we nor any subsidiaries that we may create in the future will be subject to any financial covenants under the Indenture. In addition, neither we nor any of such subsidiaries are restricted under the Indenture from paying dividends, making investments, incurring debt, including additional senior indebtedness, granting liens or mortgages, or issuing or repurchasing our securities.

We will pay interest at a rate of 3.00% per annum, and additional interest, if any, semi-annually in arrears on June 15 and December 15 of each year, beginning December 15, 2004, to record holders at the close of business on the preceding June 1 and December 1, as the case may be. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months.

We will maintain an office or agency in the Borough of Manhattan, The City of New York, where we will pay the principal on the Notes and where you may present the Notes for conversion, registration of transfer or exchange for other denominations, which shall initially be an office or agency of the trustee. We may pay interest by check mailed to your address as it appears in the note register, provided that if you are a holder of an aggregate principal amount of Notes in excess of $2,000,000, you shall be paid, at your written election, by wire transfer in immediately available funds. However, payments to The Depository Trust Company, New York, New York, which we refer to as DTC, will be made by wire transfer of immediately available funds to the account of DTC or its nominee.

The Notes are not subject to a sinking fund provision and are not subject to defeasance or covenant defeasance under the Indenture.

Conversion of Notes

The conversion rate is equal to 22.39 shares per $1,000 principal amount of Notes, subject to adjustment as specified below. The conversion rate is equivalent to a conversion price of approximately $44.66. The conversion price is equal to

$1,000 principal amount of Notes divided by the conversion rate. You will have the right to convert any portion of the principal amount of any note that is an integral multiple of $1,000 into shares of our common stock as follows:

•	if, on or prior to June 15, 2019, the closing sale price of our common stock, for at least 20 trading days in the period of the 30 consecutive trading days ending on the eleventh trading day of any fiscal quarter, is more than 120% of the then current conversion price of the Notes, then you will have such conversion right until and including the eleventh trading day of the following fiscal quarter;

•	if, on any date after June 15, 2019, the closing sale price of our common stock is more than 120% of the then current conversion price of the Notes, then you will have such conversion right at all times thereafter;

•	if we elect to call the Notes for redemption, then you will have the right to convert the Notes (or the portion of Notes called for redemption, if less than all) until the close of business on the business day prior to the redemption date;

•	if we distribute to all or substantially all holders of our common stock, rights, options or warrants entitling them to purchase our common stock at less than the closing sale price of our common stock on the day preceding the declaration for such distribution, then you will have such conversion right in the period described below;

•	if we distribute to all or substantially all holders of our common stock, cash, assets, debt securities or capital stock of any subsidiaries that we may create in the future, which distribution has a per share value as determined by our board of directors exceeding 5% of the closing sale price of our common stock on the day preceding the declaration of such distribution, then you will have such conversion right in the period described below; or

•	if we become a party to a consolidation, merger or sale of all or substantially all of our assets that constitutes a change in control as defined below under the heading “— Repurchase at the Option of the Holder Upon a Designated Event” or such event occurs that would have been a change in control but for one or both of the exceptions to the definition of change in control included below, under the same heading, in the paragraph immediately following subparagraph (3).

A note for which a holder has delivered a repurchase notice as described below may be surrendered for conversion only if the repurchase notice is withdrawn in accordance with the Indenture.

In the case of the fourth and fifth bullet points above, we must notify holders of Notes at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their Notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place. If in the future we adopt a shareholder rights plan, you will not have any conversion right pursuant to the fourth bullet point above or otherwise, solely as a result of the issuance of rights pursuant to the shareholder rights plan. In the case of a distribution identified in the fourth or fifth bullet points above, the ability of a holder of Notes to convert would not be triggered if the holder may participate in the distribution without converting. In the case of the sixth bullet point above, a holder may surrender Notes for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual date of the transaction. As used in this section, “closing sale price” generally means the last reported sale price of our common stock on the Nasdaq.

In addition, at any time prior to June 15, 2019, you may convert your Notes into shares of our common stock for the five business-day period after any five consecutive trading-day period in which the average trading price for the Notes in such period was less than 98% of the average conversion value (as defined below) for the Notes during that period.

The “trading price” of the Notes on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of the Notes obtained by the trustee for $2,000,000 principal amount of the Notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided that if three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, then one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $2,000,000 principal amount of the Notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of Notes will be deemed to be less than 98% of the product of the closing sale price of our common stock and the number of shares issuable upon conversion of $1,000 principal amount of the Notes.

In connection with any conversion upon satisfaction of the trading price condition, the trustee shall have no obligation to determine the trading price of the Notes unless we have requested such determination; and we shall have no obligation to make such request unless you provide us with reasonable evidence that the trading price per $1,000 principal amount of Notes would be less than 98% of the product of the closing sale price of our common stock and the number of shares of common stock issuable upon conversion of $1,000 principal amount of the Notes. At that time, we shall instruct the trustee to determine the trading price of the Notes beginning on the next trading date and on each successive trading day until the trading price per $1,000 principal amount of Notes is greater than or equal to 98% of the product of the closing sale price of our common stock and the number of shares issuable upon conversion of $1,000 principal amount of the Notes.

We define conversion value in the Indenture to be equal to the product of the closing sale price of our shares of common stock on a given day multiplied by the then current conversion rate, which is the number of shares of common stock into which each $1,000 principal amount of the Notes is convertible.

You may convert all or part of any note that is an integral multiple of $1,000 as permitted above by delivering the note at the Corporate Trust Office of the trustee in the Borough of Manhattan, The City of New York, accompanied by a duly signed and completed irrevocable conversion notice, a copy of which may be obtained by the trustee, and any applicable payments, including interest payments and payments in respect of taxes, if any. The conversion date will be the date on which the note and the duly signed and completed conversion notice are so delivered.

As promptly as practicable on or after the conversion date, we will issue and deliver to the trustee a certificate or certificates for the number of full shares of our common stock issuable upon conversion, together with payment in lieu of any fraction of a share. The certificate will then be sent by the trustee to the conversion agent for delivery to the holder. The shares of our common stock issuable upon conversion of the Notes will be fully paid and nonassessable and will rank equally with the other shares of our common stock.

If you surrender a note for conversion on a date that is not an interest payment date, you will not be entitled to receive any interest for the period from the immediately preceding interest payment date to the conversion date, except as described below in this paragraph. In the case of any note that has been surrendered for conversion after any regular record date but before the next succeeding interest payment date:

•	notwithstanding such conversion, interest payable on such interest payment date shall be payable on such interest payment date, and such interest shall be paid to the holder of such note as of such regular record date; and

•	except for Notes, or portions thereof, called for redemption or to be purchased or repurchased after a regular record date but on or prior to such interest payment date, or to the extent of overdue interest if we are in arrears on our interest payments as of the conversion date, such Notes surrendered for conversion must be accompanied by payment of an amount equal to the interest payable on such interest payment date on the principal amount of Notes being surrendered for conversion.

No other payment or adjustment for interest, or any dividends in respect of our common stock, will be made upon conversion. Holders of our common stock issued upon conversion will not be entitled to receive any dividends payable to holders of our common stock as of any record time or date before the close of business on the conversion date. We will not issue fractional shares upon conversion. Instead, we will pay cash based on the closing sale price of our common stock at the close of business on the conversion date.

You will not be required to pay any taxes or duties relating to the issue or delivery of our common stock on conversion, but you will be required to pay any tax or duty relating to any transfer involved in the issue or delivery of our common stock in a name other than yours. Certificates representing shares of our common stock will not be issued or delivered unless all taxes and duties, if any, payable by you have been paid.

The conversion rate will be subject to adjustment for, among other things:

•	dividends and other distributions payable in our common stock on shares of our common stock;

•	the issuance to all holders of our common stock of rights, options or warrants (in any case other than in connection with a shareholder rights plan) entitling them to subscribe for or purchase our common stock at less than the current market price of such common stock on the record date for stockholders entitled to receive such rights, options or warrants;

•	subdivisions, combinations, splits, reverse splits and reclassifications of our common stock;

•	distributions to all holders of our common stock of evidences of our indebtedness, shares of capital stock, cash or assets (if we distribute shares of capital stock of any subsidiary that we may create in the future, the conversion rate will be adjusted, if at all, based on the market value of the subsidiary stock so distributed relative to the market value of our common stock, in each case over a measurement period following the distribution), including securities, but excluding:

•	those dividends, rights, options, warrants and distributions referred to above;

•	dividends and distributions paid exclusively in cash; and

•	distributions upon mergers or consolidations discussed below.

•	if we or a subsidiary that we may create in the future purchase our common stock (excluding options, warrants, purchase rights and other securities convertible, exchangeable or exercisable for common stock) pursuant to a tender or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock in such offer exceeds the closing sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, then the conversion rate will be adjusted; and

•	if we make a distribution consisting exclusively of cash to all holders of outstanding shares of common stock, the conversion rate will be adjusted to a new conversion rate equal to the existing conversion rate multiplied by a fraction, the numerator of which is the current market price of our common stock plus the amount per share of such dividend or distribution and the denominator of which will be the current market price of our common stock, where the current market price of our common stock is the average closing sale price of our common stock for the first 10 trading days from, and including, the first ex-distribution day that the common stock trades.

To the extent that we have a shareholder rights plan in effect upon conversion of the Notes into common stock, you will receive, in addition to the common stock, the rights under the rights plan unless the rights have separated from the common stock before the time of conversion, in which case the conversion rate will be adjusted as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets as described above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

We reserve the right to effect such increases in the conversion rate in addition to those required by the foregoing provisions as we consider to be advisable in order that any event treated for U.S. federal income tax purposes as a distribution of stock or stock rights will not be taxable to the recipients. We will not be required to make any adjustment to the conversion rate until the cumulative adjustments amount to 1.0% or more of the conversion rate. We will compute all adjustments to the conversion rate and will give notice by mail to holders of the registered Notes of any adjustments.

In the event that we consolidate or merge with or into another entity or another entity is merged into us, or in case of any sale or transfer of all or substantially all of our assets, each note then outstanding will become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of common stock into which the Notes were convertible immediately prior to the consolidation or merger or sale or transfer. The preceding sentence will not apply to a merger or sale of all or substantially all of our assets that does not result in any reclassification, conversion, exchange or cancellation of our common stock.

We may increase the conversion rate if our board of directors determines that the increase would be in our best interest. The board of directors’ determination in this regard will be conclusive. We will give holders of Notes notice of such an increase in the conversion rate. We will comply with the Exchange Act and the rules and regulations promulgated under the Exchange Act, to the extent applicable, in connection with any such notice.

If at any time we make a distribution of property to our stockholders that would be taxable to such stockholders as a dividend for U.S. federal income tax purposes, such as distributions of evidences of indebtedness or assets by us, but generally not stock dividends on common stock or rights to subscribe for common stock, and, pursuant to the conversion price adjustment provisions of the Indenture, the number of shares into which Notes are convertible is increased, that increase may be deemed for U.S. federal income tax purposes to be the payment of a taxable dividend to holders of Notes. See “Certain U.S. Federal Income Tax Considerations.”

Optional Redemption By EPIX

On or after June 15, 2009, we may redeem the Notes, in whole or in part, at the following percentages of the principal amount of the Notes, plus accrued and unpaid interest and additional interest, if any, to, but excluding, the redemption date:

Redemption
Date	Price

June 15, 2009 to June 14, 2010	100.857%
June 15, 2010 to June 14, 2011	100.429%
June 15, 2011 and thereafter	100.000%

If we elect to redeem all or part of the Notes, we will give at least 20, but no more than 60, days’ prior notice to you. If we do not redeem all of the Notes, the trustee will select the Notes to be redeemed in principal amounts of $1,000 or whole multiples of $1,000 by lot, on a pro rata basis or otherwise in accordance with the applicable procedures of the depository. If any Notes are to be redeemed in part only, we will issue a new note or Notes in principal amount equal to the unredeemed principal portion thereof.

No sinking fund is provided for the Notes, which means that the Indenture does not require us to redeem or retire the Notes periodically.

We may not redeem the Notes if we have failed to pay any interest on the Notes and such failure to pay is continuing, or if the principal amount of the Notes has been accelerated.

Repurchase At The Option Of The Holder On Specified Dates

On the repurchase date of each of June 15, 2011, 2014 and 2019, we will, at the option of the holder, be required to repurchase for cash any outstanding note for which a written repurchase notice has been properly delivered by the holder and not withdrawn, subject to certain additional conditions. Holders may submit their Notes for repurchase to the paying agent at any time from the opening of business on the date that is 20 business days prior to such repurchase date until the close of business on such repurchase date. The repurchase price of a note will be 100% of the principal amount of the note, plus accrued and unpaid interest and additional interest, if any, to, but excluding, the repurchase date. Interest and additional interest, if any, will be paid to the record holder as of the related record date.

We will be required to give notice on a date not less than 20 business days prior to the repurchase date to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating, among other things, the procedures that holders must follow to require us to repurchase their Notes.

The repurchase notice given by each holder electing to require us to repurchase Notes shall state:

•	if certificated Notes have been issued, the certificate numbers of the holder’s Notes to be delivered for repurchase or, if not, such information as may be required under applicable DTC procedures and the Indenture;

•	the portion of the principal amount of Notes to be repurchased, which must be $1,000 or an integral multiple of $1,000 (or the entire principal amount of the Notes held by such holder); and

•	that the Notes are to be repurchased by us pursuant to the applicable provisions of the Notes and the Indenture.

Any repurchase notice may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the repurchase date. The notice of withdrawal shall state:

•	the principal amount being withdrawn;

•	if certificated Notes have been issued, the certificate numbers of the Notes being withdrawn or, if not, such information as may be required under applicable DTC procedures and the Indenture; and

•	the principal amount, if any, of the Notes that remains subject to the repurchase notice.

Payment of the repurchase price for a note for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon delivery (including by book entry transfer) of the note, together with necessary endorsements, to the paying agent at any time after delivery of the repurchase notice. Payment of the repurchase price for the note will be made promptly following the later of the repurchase date or the time of delivery of the note.

If the paying agent holds money or securities sufficient to pay the repurchase price of the note on the repurchase date then, on and after the business day following the repurchase date:

•	the note will cease to be outstanding;

•	interest will cease to accrue in respect of any date from and after the repurchase date; and

•	all other rights of the holder will terminate, other than the right to receive the repurchase price upon delivery of the note.

Our ability to repurchase Notes with cash may be limited by the terms of our then existing borrowing and other financing agreements. Also, as described in the “Risk Factors” section of this Offer to Exchange and Consent Solicitation, we may not have sufficient funds to repurchase the Notes when we are required to do so. We will comply with the Exchange Act and the rules and regulations promulgated under the Exchange Act, to the extent applicable, in connection with any such repurchase.

Repurchase At The Option Of The Holder Upon A Designated Event

If a designated event occurs at any time prior to the maturity of the Notes, you may require us to repurchase your Notes, in whole or in part, on a repurchase date that is not less than 30 nor more than 45 business days after the date of our notice of the designated event. The Notes will be repurchased only in integral multiples of $1,000 principal amount (or the entire principal amount of the Notes held by any holder).

We will repurchase the Notes at a price equal to 100% of the principal amount to be repurchased, plus accrued and unpaid interest and additional interest, if any, to, but excluding, the repurchase date. If such repurchase date falls after a record date and on or prior to the corresponding interest payment date, we will pay the full amount of accrued and unpaid interest payable on such interest payment date to the holder of record on the close of business on the corresponding record date.

We will mail to all record holders a notice of a designated event within 20 days after it has occurred. We also are required to deliver to the trustee a copy of the designated event notice. If you elect to require us to repurchase your Notes, you must deliver to us or our designated agent, prior to the close of business on the repurchase date specified in our designated event notice, your repurchase notice and any Notes to be repurchased, duly endorsed for transfer (or, if your Notes are not certificated, your repurchase notice must comply with appropriate DTC procedures). We will promptly pay the repurchase price for Notes surrendered for repurchase following the repurchase date.

You may withdraw any written repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the repurchase date. The withdrawal notice must state:

•	the principal amount of the withdrawn Notes;

•	if certificated Notes have been issued, the certificate number of the withdrawn Notes (or, if your Notes are not certificated, your withdrawal notice must comply with appropriate DTC procedures); and

•	the principal amount, if any, which remains subject to the repurchase notice.

In the event of a “termination of trading,” we will pay the repurchase price in cash.

In the event of a “change in control,” we may, at our option, elect to pay the repurchase price in cash, shares of common stock valued at a discount of 5% from the market price of our common stock, or any combination thereof. If the amount of stock to be issued in connection with any repurchase equals or exceeds 20% of the voting power of our outstanding stock prior to the issuance in connection with the repurchase, we may, under Nasdaq rules, be required to obtain the approval of our stockholders for such an issuance. We may pay the repurchase price in shares of our common stock only if such shares are eligible for immediate resale in the public market by our non-affiliates. We will notify the holders of the Notes upon the determination of the actual number of shares of common stock deliverable upon any repurchase of the Notes.

Our right to repurchase the Notes, in whole or in part, in the event of a change in control with shares of common stock is subject to our satisfying various conditions, including:

•	the listing of such shares of common stock on the principal United States securities exchange on which the common stock is then listed or, if not so listed, on Nasdaq or any similar U.S. system of automated dissemination of quotations of securities prices;

•	the registration of the common stock under the Exchange Act, if required; and

•	any necessary qualification or registration under applicable state securities law or the availability of an exemption from such qualification and registration.

If such conditions are not satisfied with respect to a holder prior to the close of business on the repurchase date, we will pay the repurchase price of such holder’s Notes entirely in cash. We may not change the form or components or percentages of components of consideration to be paid for the Notes once we have given any notice that we are required to give to holders of the Notes, except as described in the first sentence of this paragraph.

The “market price” of our common stock means the average of the daily volume-weighted average price of our common stock for the 20 trading-day period ending on the third business day prior to the repurchase date (if the third business day prior to the repurchase date is a trading day, or if not, then on the last trading day prior to the third business day), appropriately adjusted to take into account the occurrence, during the period commencing on the first trading day during the 20 trading-day period and ending on the repurchase date, of any event that would result in an adjustment to the conversion rate of the Notes, as described above under “— Conversion of Notes.”

Because the market price of our common stock is determined prior to the repurchase date, holders of the Notes bear the market risk with respect to the value of our common stock to be received from the date the market price is determined to the repurchase date. We may pay the repurchase price or any portion of the repurchase price in shares of our common stock only if the information necessary to calculate the market price is publicly available. In connection with any redemption offer, we will comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable, including filing a Schedule TO or any other required schedule under the Exchange Act.

Payment of the repurchase price for a note for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the note, together with necessary endorsements, to the paying agent at its corporate trust office in the Borough of Manhattan, The City of New York, or any other office of the paying agent, at any time after delivery of the repurchase notice. Payment of the repurchase price for the note will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the note.

If the paying agent holds money or securities sufficient to pay the repurchase price of the note on the repurchase date, then, on and after the business day following the repurchase date:

•	the note will cease to be outstanding;

•	interest will cease to accrue in respect of any date from and after the repurchase date; and

•	all other rights of the holder will terminate, other than the right to receive the repurchase price upon delivery of the note.

This will be the case whether or not book-entry transfer of the note has been made or the note has been delivered to the paying agent.

A “designated event” will be deemed to have occurred upon a change in control or a termination of trading.

A “change in control” will be deemed to have occurred at the time after the Notes are originally issued that any of the following occurs:

(1) any person acquires a beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling the person to exercise 50% or more of the total voting power of all shares of our capital stock that are entitled to vote generally in elections of directors, other than an acquisition by us, any subsidiaries that we may create in the future or any of our employee benefit plans; or

(2) we merge or consolidate with or into any other person, any other person merges with or into us or we convey, sell, transfer or lease all or substantially all of our assets to another person, other than:

•	any such transaction pursuant to which the holders of 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors immediately prior to such transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after such transaction; or

•	any merger that is effected solely to change our jurisdiction of incorporation; or

(3) any transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, binding share exchange, combination, reclassification, recapitalization or otherwise) in connection with which all or substantially all of our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive, consideration which is not all or substantially all common stock that:

•	is listed on, or immediately after the transaction or event will be listed on, a U.S. national securities exchange; or

•	is approved, or immediately after the transaction or event will be approved, for quotation on Nasdaq or any similar U.S. system of automated dissemination of quotations of securities prices.

HOWEVER, A CHANGE IN CONTROL WILL NOT BE DEEMED TO HAVE OCCURRED IF EITHER:

•	the closing price per share of our common stock for any five trading days within the period of 10 consecutive trading days ending immediately after the later of the change in control and the public announcement of the change in control, in the case of a change in control relating to an acquisition of capital stock, or the period of 10 consecutive trading days ending immediately before the change in control, in the case of a change in control relating to a merger, consolidation or asset sale, equals or exceeds 105% of the conversion price of the Notes in effect on each of those trading days; or

•	all of the consideration, excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights, in a merger or consolidation otherwise constituting a change in control under clause (1) or (2) in the preceding paragraph above, consists of shares of common stock, depositary receipts or other certificates representing common equity interests traded on a national securities exchange or quoted on Nasdaq, or will be so traded or quoted immediately following such merger or consolidation, and as a result of such merger or consolidation the Notes become convertible solely into such common stock, depositary receipts or other certificates representing common equity interests.

For purposes of this definition:

•	whether a person is a beneficial owner will be determined in accordance with Rule 13d-3 under the Exchange Act;

•	a person includes any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act; and

•	we may rely on 13D and 13G filings filed pursuant to the Exchange Act.

A “termination of trading” will be deemed to have occurred if our common stock or other common stock into which the Notes are convertible is neither listed for trading on a U.S. national securities exchange nor approved for listing on Nasdaq or any similar U.S. system of automated dissemination of quotations of securities prices, and no American Depository Shares or similar instruments for such common stock are so listed or approved for listing in the U.S.

We will comply with any applicable provisions of Rule 13e-4 and any other applicable tender offer rules under the Exchange Act in the event of a designated event.

These designated event repurchase rights could discourage a potential acquirer of EPIX. However, this designated event repurchase feature is not the result of management’s knowledge of any specific effort to obtain control of us by means of a merger, tender offer or solicitation, or part of a plan by management to adopt a series of anti-takeover provisions. The term “designated event” is limited to specified transactions and may not include other events that might adversely affect our financial condition or business operations. Our obligation to offer to repurchase the Notes upon a designated event would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us. No Notes may be repurchased by us at the option of holders upon a designated event if the principal amount of the Notes has been accelerated and such acceleration has not been rescinded.

We may be unable to repurchase the Notes in the event of a designated event. If a designated event were to occur, we may not have enough funds to pay the repurchase price for all tendered Notes. Any future credit or financing agreements or other agreements relating to our indebtedness may contain provisions prohibiting repurchase of the Notes under certain circumstances, or expressly prohibit our repurchase of the Notes upon a designated event or may provide that a designated event constitutes an event of default under that agreement. The subordination provisions of the Indenture may also preclude us from repurchasing the Notes. If a designated event occurs at a time when we are prohibited from repurchasing Notes, we could seek the consent of our lenders to repurchase the Notes or attempt to refinance this debt. If we do not obtain consent, we would not be permitted to repurchase the Notes. Our failure to repurchase tendered Notes would constitute an event of default under the Indenture, which might constitute a default under the terms of our other indebtedness.

The definition of change in control includes a phrase relating to the conveyance, transfer, sale, lease or disposition of all or substantially all of our assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, your ability to require us to repurchase your Notes as a result of conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

Ranking

The Notes will:

•	be our senior unsecured obligations;

•	rank on parity in right of payment with all of our existing and future senior debt; and

•	rank senior in right of payment to all of our future debt that is subordinated to the Notes.

The Notes are effectively subordinated in right of payment to our existing and future secured debt, to the extent of such security, and to all existing and future indebtedness (including trade payables) of any subsidiaries that we may create in the future. The Indenture does not limit our ability to incur debt, including secured debt, or the amount of indebtedness or other liabilities our subsidiaries may incur. Our ability to make required interest, principal, repurchase or redemption payments on the Notes may be impaired as a result of the obligations of any of our future subsidiaries. Our subsidiaries, if any, will be separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Notes or to make any funds available therefor, whether by dividends, loans or other payments. Any right we have to receive assets of any of our future subsidiaries upon that subsidiary’s liquidation or reorganization (and the consequent right of the holders of the Notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary’s creditors, except to the extent that we are ourselves recognized as a creditor of that subsidiary, in which case our claims would still be subordinate to any security interests in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us.

We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against certain losses, liabilities or expenses incurred by it in connection with its duties relating to the Notes. The trustee’s claims for such payments will be senior to those of holders of the Notes in respect of all funds collected or held by the trustee.

Merger and Sale of Assets By EPIX

The Indenture provides that we may not consolidate with or merge with or into any other person or convey, transfer or lease all or substantially all of our properties or assets to another person, unless among other things:

•	we are the surviving person, or the resulting, surviving or transferee person, if other than us, is organized and existing under the laws of the United States, any state thereof or the District of Columbia;

•	the successor person, if other than us, assumes, by supplemental indenture satisfactory in form to the trustee, all of our obligations under the Notes and the Indenture;

•	after giving effect to such transaction, there is no event of default under the Indenture, and no event which, after notice or passage of time or both, would become an event of default; and

•	we have delivered to the trustee an officers’ certificate stating that such transaction complies with these requirements and an opinion of counsel as to the first two items above.

When such a person assumes our obligations in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the Notes and the Indenture.

Events of default; notice and waiver

The following will be events of default with respect to the Notes under the Indenture:

•	we fail to pay principal when due at maturity, upon redemption, repurchase or otherwise on the Notes;

•	we fail to pay any interest or additional interest, if any, on the Notes, when due and such failure continues for a period of 30 consecutive days;

•	we fail to perform or observe any of the covenants in the Indenture for 60 consecutive days after written notice to us from the trustee (or to us and the trustee from the holders of at least 25% in principal amount of the outstanding Notes);

•	payment defaults, continuing after any applicable grace periods, or acceleration of indebtedness (if such acceleration is not withdrawn, cancelled or otherwise annulled within 10 days), where the aggregate amount of defaulted or accelerated principal, premium and interest is in excess of $10 million; or

•	certain events involving our bankruptcy, insolvency or reorganization.

The trustee may withhold notice to the holders of the Notes of any default, except defaults in payment of principal, interest or additional interest, if any, on the Notes. However, the trustee must consider it to be in the interest of the holders of the Notes to withhold this notice.

If an event of default occurs and continues, the trustee or the holders of at least 25% in principal amount of the Notes then outstanding may declare the principal and accrued interest and additional interest, if any, on the outstanding Notes to be immediately due and payable. In case of certain events of bankruptcy or insolvency involving us, the principal and accrued interest and additional interest, if any, on the Notes will automatically become due and payable. However, with certain exceptions, if we cure all defaults, except the nonpayment of principal, interest or additional interest, if any, that became due as a result of the acceleration, and meet certain other conditions and the holders of a majority of the principal amount of outstanding Notes waive these past defaults on behalf of all holders of the Notes, this declaration may be cancelled.

Payments of principal, interest or additional interest, if any, on the Notes that are not made when due will accrue interest from the required payment date at the annual rate of 1% above the then applicable interest rate for the Notes.

The holders of a majority of outstanding Notes will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee, subject to limitations specified in the Indenture.

No holder of the Notes may pursue any remedy under the Indenture, except in the case of a default in the payment of principal, interest or additional interest, if any, unless:

•	the holder has given the trustee written notice of an event of default;

•	the holders of at least 25% in principal amount of the Notes then outstanding make a written request to the trustee to pursue the remedy;

•	the holder or holders have offered reasonable security or indemnity to the trustee against any costs, liability or expense of the trustee;

•	the trustee does not receive an inconsistent direction from the holders of a majority in principal amount of the Notes; and

•	the trustee fails to comply with the request within 60 days after receipt of the request and offer of indemnity.

Modification and Waiver

The consent of the holders of a majority in principal amount of the outstanding Notes is required to modify or amend the Indenture. However, a modification or amendment requires the consent of the holder of each outstanding note if it would:

•	extend the fixed maturity of any note;

•	reduce the rate or extend the time for payment of interest or additional interest, if any, of any note;

•	reduce the principal amount of any note;

•	reduce any amount payable upon redemption or repurchase of any note;

•	after the occurrence of a designated event, adversely change our obligation to repurchase any note upon a designated event;

•	impair the right of a holder to institute suit for payment on any note;

•	change the currency in which any note is payable;

•	impair the right of a holder to convert any note or reduce the number of shares of common stock or the amount of any other property receivable upon conversion;

•	reduce the quorum or voting requirements under the Indenture; or

•	subject to specified exceptions, modify certain provisions of the Indenture relating to modification or waiver of provisions of the Indenture.

In addition, a modification or amendment that would, prior to the occurrence of a designated event, adversely change our obligation to repurchase any note upon a designated event requires the consent of the holders of two-thirds in principal amount of the outstanding Notes.

We are permitted to modify certain provisions of the Indenture without the consent of the holders of the Notes.

Form, Denomination and Registration

The Notes have been issued:

•	in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 principal amount and integral multiples of $1,000.

Global Note, Book-entry Form

Notes are evidenced by one or more global Notes. We have deposited the global note or Notes with DTC and have registered the global Notes in the name of Cede & Co. as DTC’s nominee. Except as set forth below, a global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Beneficial interests in a global note may be held directly through DTC if such holder is a participant in DTC, or indirectly through organizations that are participants in DTC (called “participants”). Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global note to such persons may be limited.

Holders who are not participants may beneficially own interests in a global note held by DTC only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly (called “indirect participants”). So long as Cede & Co., as the nominee of DTC, is the registered owner of a global note, Cede & Co. for all purposes will be considered the sole holder of such global note. Except as provided below, owners of beneficial interests in a global note will:

•	not be entitled to have certificates registered in their names; and

•	not be considered holders of the global note (other than in an enforcement by such owner of a beneficial interest to exchange such beneficial interest for Notes in certificated form).

We will pay interest, and additional interest, if any, and the redemption price and the repurchase price of a global note to Cede & Co., as the registered owner of the global note, by wire transfer of immediately available funds on each interest payment date or the redemption or repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:

•	for the records relating to, or payments made on account of, beneficial ownership interests in a global note; or

•	for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

Neither we, the trustee, registrar, paying agent nor conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of Notes, including the presentation of Notes for exchange, only at the direction of one or more participants to whose account with DTC interests in the global note are credited, and only in respect of the principal amount of the Notes represented by the global note as to which the participant or participants has or have given such direction. DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global note among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time.

We will issue the Notes in definitive certificated form if DTC notifies us that it is unwilling or unable to continue as depositary or DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days. In addition, beneficial interests in a global note may be exchanged for definitive certificated Notes upon request by or on behalf of DTC in accordance with customary procedures. We may determine at any time and in our sole discretion that Notes shall no longer be represented by global Notes, in which case we will issue certificates in definitive form in exchange for the global Notes.

Information Concerning The Trustee

We have appointed U.S. Bank National Association, the trustee under the Indenture, as paying agent, conversion agent, note registrar and custodian for the Notes. The trustee or its affiliates may provide banking and other services to us in the ordinary course of their business. Subject to certain conditions, we have the right to replace the trustee.

The Indenture contains certain limitations on the rights of the trustee, if it or any of its affiliates is then our creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The trustee and its affiliates will be permitted to engage in other transactions with us. However, if the trustee or any affiliate continues to have any conflicting interest and a default occurs with respect to the Notes, the trustee must eliminate such conflict or resign.

Governing Law

The Notes and the Indenture are governed by, and shall be construed in accordance with, the laws of the State of New York.

The Indenture and the Notes will be governed by, and construed in accordance with, the law of the State of New York.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

To ensure compliance with the Treasury Department Circular 230, Holders are hereby notified that any discussion of tax matters set forth in this Exchange Offer was written in connection with the promotion or marketing of the transactions or matters addressed herein and was not intended or written to be used, and cannot be used by any person, for the purpose of avoiding U.S. federal income tax penalties. Each Holder is encouraged to seek advice based on its particular circumstances from an independent tax advisor.

The following is a discussion of certain material U.S. federal income tax considerations related to the exchange of Notes pursuant to the Exchange Offer and of the ownership and disposition of shares of our common stock received upon the exchange.

This summary is based on the provisions of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), U.S. Treasury regulations promulgated thereunder (the “Treasury Regulations”), judicial authorities and administrative rulings, all as in effect as of the date of this Exchange Offer and all of which are subject to change, possibly with retroactive effect. We have not obtained, and do not intend to obtain, a ruling from the Internal Revenue Service (“IRS”) with respect to the U.S. federal income tax considerations described herein and, as a result, there can be no assurance that the IRS will not challenge one or more of the tax consequences described herein and that a court would not agree with the IRS.

This summary does not address the U.S. federal income tax consequences to holders that do not hold Notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment) and does not address any aspect of foreign, state, local, estate, gift or other tax law that may be applicable to a holder.

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	mutual funds;

•	dealers and certain traders in securities, commodities or foreign currencies;

•	holders who hold Notes or common stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment;

•	regulated investment companies;

•	real estate investment trusts;

•	U.S. holders whose functional currency is not the U.S. dollar;

•	tax-exempt entities, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code, respectively; or

•	persons subject to the alternative minimum tax.

The tax consequences to holders that hold Notes through a partnership or other pass-through entity generally will depend on the status of the holder and the activities of the partnership. Partners in a partnership or other pass-through entity holding Notes should consult their tax advisors.

This summary of material U.S. federal income tax consequences is for general information only and is not tax advice. Holders are urged to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Pursuant to the Restructuring Support Agreement, the entire consideration payable in the Exchange Offer is allocable to the principal of the Notes and no consideration is allocable to any accrued and unpaid interest. It is possible that the IRS could disagree with such allocation and attribute some of the consideration to the accrued and unpaid interest on the Notes, which would change some of the conclusions described below. Specifically, a holder receiving such deemed interest payment under the Offer would be obligated to recognize that amount as ordinary interest income (to the extent it has not been taken into income previously), subject to certain exceptions for non-U.S. holders.

U.S. Holders

This section applies to you only if you are a U.S. holder. As used herein, a “U.S. holder” is a beneficial owner of Notes that is, for U.S. federal income tax purposes: (i) a citizen or resident of the United States; (ii) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any State thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust that is subject to the primary supervision of a U.S. court and the control of one or more United States persons (as defined in the Code), or that has a valid election in effect under the applicable Treasury Regulations to be treated as a United States person under the Code.

Exchange of Notes for Cash and Common Stock Pursuant to the Exchange Offer

The exchange of Notes for common stock, Contingent Value Rights and cash pursuant to the exchange offer should be treated as a recapitalization for U.S. federal income tax purposes. If the exchange is treated as a recapitalization, a U.S. holder will not be permitted to recognize any loss realized on the exchange, but will be required to recognize gain, if any, equal to the lesser of (i) the excess, if any, of the amount of cash plus the fair market value of any common stock and any other property received over the U.S. holder’s adjusted tax basis in the Note surrendered and (ii) the amount of any cash plus the fair market value of any such other property received. The Contingent Value Rights might be treated as such other property and may need to be taken into account in calculating the gain, subject to the availability of installment method reporting. The holders should consult their tax advisors with respect to the application of installment method reporting to them and the option to elect out of the installment method. Generally, a U.S. Holder’s adjusted tax basis in a Note equals the cost of the Note, subject to certain adjustments.

Subject to the discussion of market discount in the next paragraph, any gain recognized will be capital gain and will be long-term capital gain if, at the time of the exchange, the U.S. holder’s holding period for the Notes surrendered is more than one year. Long-term capital gain of individuals is generally eligible for reduced rates of taxation.

If a U.S. holder acquired a Note for an amount that is less than its stated principal amount, the amount of such difference is generally treated as “market discount” for U.S. federal income tax purposes. In general, a U.S. holder that exchanges a Note with market discount will be required to treat any gain recognized in the exchange, as described above, as ordinary interest income to the extent of the market discount accrued during the U.S. holder’s holding period for the Note, unless the U.S. holder had elected to include the market discount in income as it accrued. Market discount accrues on a ratable basis unless the U.S. holder elects to accrue the market discount using a constant yield method. Any market discount that had accrued on a U.S. holder’s Note at the time of the exchange, and that is in excess of the gain recognized on the exchange, generally will be taxable as ordinary income upon the disposition of the common stock received in the exchange.

Taxation of Common Stock Received in the Exchange

Distributions

The amount of any distribution made in respect of common stock received in the exchange will be equal to the amount of cash and the fair market value, on the date of distribution, of any property distributed. Generally, a distribution will be treated as a dividend to the extent of our current or accumulated earnings and profits, then as a tax-free return of capital to the extent of a U.S. holder’s tax basis in the common stock and thereafter as gain from the sale or exchange of such common stock as described below.

Subject to applicable limitations, dividends paid to certain non-corporate U.S. holders in taxable years beginning before January 1, 2011, will be taxed at a maximum rate of 15%. Non-corporate holders should consult their own tax advisors to determine the implications of the rules regarding this favorable rate in their particular circumstances.

Basis and Holding Period

A U.S. holder generally will have a tax basis in the common stock received equal to such U.S. holder’s adjusted tax basis in the note surrendered decreased by the amount of cash and fair market value of any other property received and increased by any gain recognized in the exchange. A U.S. holder’s holding period for the common stock should include its holding period for the notes surrendered.

Sale or Exchange

Subject to the discussion above on market discount, upon the sale or exchange of shares of our common stock received upon the exchange of a Note, a U.S. holder will generally recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of property received upon the sale or exchange and the U.S. holder’s tax basis in the shares of common stock. Any such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period in the shares of common stock is more than one year. Long-term capital gain of individuals is generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to proceeds received upon the exchange of the Notes. Information reporting requirements will also apply to payments and proceeds described under “— Taxation of Common Stock Received in the Exchange” above. Backup withholding may also apply to such payments and proceeds if the U.S. holder fails to comply with certain identification requirements. Backup withholding is not an additional tax, but instead will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle the holder to a refund if the U.S. holder timely furnishes the required information to the IRS.

Non-U.S. Holders

This section applies to you only if you are a non-U.S. holder. For purposes of this discussion, a non-U.S. holder means a beneficial owner of a Note that is an individual, a corporation (or other entity treated as such) or an estate or a trust that is not a U.S. Holder.

The term non-U.S. holder does not include any of the following holders:

•	a holder who is an individual and is present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

•	certain former citizens or residents of the United States; or

•	a holder for whom income or gain in respect of the Notes or our common stock is effectively connected with the conduct of a United States trade or business.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of the transaction.

Exchange of Notes for Common Stock and Cash Pursuant to the Exchange Offer

A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain recognized on the exchange of a Note pursuant to the exchange (as determined above under “— U.S. Holders — Exchange of Notes for Cash and Common Stock Pursuant to the Exchange Offer”), if we are not and have not been a U.S. real property holding corporation at any time within the five-year period preceding such exchange or the non-U.S. holder’s holding period, whichever period is shorter. We believe that we are not, and within the past five years have not been, a U.S. real property holding corporation.

Taxation of Common Stock Received in the Exchange

Distributions

Distributions we make with respect to the common stock received upon an exchange that are treated as dividends, as described above under “— U.S. Holders — Taxation of Common Stock Received in the Exchange — Distributions,” paid to a non-U.S. holder will be subject to U.S. federal withholding tax at a rate of 30%. Certain non-U.S. holders may be eligible to obtain the benefit of a reduced rate of withholding, as provided in an applicable treaty. In order to obtain such a reduced rate, a non-U.S. holder will be required to provide an IRS Form W-8BEN certifying its entitlement to benefits under a treaty.

Sale or Exchange

A non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of common stock unless we are or have been a U.S. real property holding corporation at any time within the five-year period preceding the disposition or the non-U.S. holder’s holding period, whichever period is shorter, and the exception for holders of 5% or less of publicly traded stock does not apply. As noted under “— Exchange of Notes for Cash and Common Stock Pursuant to the Exchange Offer” above, we believe that we are not, and within the past five years have not been, a U.S. real property holding corporation.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of common stock. A non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding tax requirements. The certification procedures required to claim a reduced rate of withholding on dividends under a treaty will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS.

Holders not tendering in the Exchange Offer

As a result of the amendment to the Indenture, holders that do not participate in the Exchange Offer, or do not exchange all of the Notes held by them in the Exchange Offer, may be deemed to have exchanged their retained Notes for new Notes as of the effective date of the amendment. Such deemed exchange should be treated as a recapitalization for U.S. federal income tax purposes, resulting in no recognized gain or loss to the holder. Holders that chose to not tender all of their Notes in the Exchange Offer should consult with their tax advisors regarding the tax consequence of the Exchange Offer to them.

PLAN OF DISTRIBUTION

We are relying on Section 3(a)(9) of the Securities Act of 1933 to exempt the Offer from the registration requirements of the Securities Act. Section 3(a)(9) provides that the registration requirements of the Securities Act will not apply to “any security exchanged by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.” The Offer is also, pursuant to Section 18(b)(4)(C) of the Securities Act, exempt from the registration and qualification requirements of state securities laws. We have no contract, arrangement, or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent, or any other person for soliciting you to accept or reject the Exchange Offer and Consent Solicitation. In addition, none of our financial advisors and no broker, dealer, salesperson, agent, or any other person, is engaged or authorized to express any statement, opinion, recommendation, or judgment with respect to the relative merits and risks of the Exchange Offer and Consent Solicitation.

Under current interpretations of the SEC, securities that are obtained in a Section 3(a)(9) exchange generally assume the same character ( i.e. , restricted or unrestricted) as the securities that have been surrendered. Generally, unless you are or become an affiliate of our company: (1) your Notes are free from restrictions on transfer; (2) the new securities you will receive if you elect to participate in the Offer will assume the same character as the unrestricted Notes that you tender in the Exchange Offer and will be deemed to be unrestricted securities; and (3) as a result, you will be able to freely transfer the new securities.

We have agreed to pay all expenses incident to the Offer, other than commissions or concessions of any broker or dealers.

WHERE TO FIND ADDITIONAL INFORMATION

We are subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, file annual, quarterly and special reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

We have filed or will file with the SEC a Tender Offer Statement on Schedule TO under Section 13(e)(4) of the Exchange Act and Rule 13e-4 of the SEC, furnishing certain information with respect to the Offer to Exchange and Consent Solicitation. The Tender Offer Statement on Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as described above.

INCORPORATION OF DOCUMENTS BY REFERENCE

Certain information that we have filed with the SEC is “incorporated by reference” herein, which means that we are disclosing important information to you by referring you to the documents in which the information appears. The information incorporated by reference is an important part of this Offer to Exchange and Consent Solicitation, and information that we may file later with the SEC will automatically update and supersede the information in this offer to exchange.

The following documents previously filed with the SEC are incorporated in this offer to exchange by reference:

•	EPIX Pharmaceuticals, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the Securities and Exchange Commission and incorporated herein by reference.

•	All other reports filed by EPIX Pharmaceuticals with the SEC under Section 13(a) or 15(d) of the Exchange Act since the end of the year covered by the Form 10-K mentioned above; and

•	All documents filed by EPIX Pharmaceuticals with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Schedule TO and before the expiration of the Exchange Offer and Consent Solicitation.

In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct.

Neither EPIX Pharmaceuticals nor, to its knowledge, any of its affiliates, directors or executive officers are making any recommendation to any holder as to whether to tender or refrain from tendering Notes for purchase pursuant to this Offer to Exchange and Consent Solicitation. Each holder must make his or her own decision whether to tender his or her Notes for purchase and, if so, the principal amount of Notes to tender based on their own assessment of current market value and other relevant factors.

EPIX PHARMACEUTICALS, INC.

ANNEX A

SECOND SUPPLEMENTAL INDENTURE

THIS SECOND SUPPLEMENTAL INDENTURE, dated as of [          ], 2009 (this “Second Supplemental Indenture”), to the Indenture (as defined below), is hereby entered into by and between EPIX Pharmaceuticals, Inc. (f/k/a EPIX Medical, Inc.), a Delaware corporation (the “Issuer”) and U.S. Bank National Association, a national banking association organized under the laws of the United States, as Trustee (the “Trustee”).

RECITALS

WHEREAS, the Issuer has issued its 3% Convertible Senior Notes due June 15, 2024 (the “Notes”) in the aggregate principal amount of $100,000,000 under and pursuant to the Indenture, dated as of June 7, 2004, by and between the Issuer and the Trustee, as amended by the First Supplemental Indenture, dated as of January 7, 2005 (as amended, the “Indenture”).

WHEREAS, unless the context requires otherwise, all capitalized terms used but not otherwise defined herein will have the meanings ascribed thereto in the Indenture.

WHEREAS, the Board of Directors of the Issuer has authorized the Issuer to make an offer to purchase any and all of the outstanding Notes from each Holder thereof and solicit the consent of the Holders to amend the Indenture to, among other things, eliminate several of the restrictive covenants of the Notes thereunder (the “Tender Offer and Consent Solicitation”);

WHEREAS, in connection with the Tender Offer and Consent Solicitation, Holders of a majority in aggregate principal amount of the Notes have consented to this Second Supplemental Indenture.

WHEREAS, pursuant to Section 8.2 of the Indenture, the Issuer and the Trustee may enter into this Second Supplemental Indenture.

AGREEMENT

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

SECTION 1.

Amendments.

1. Deletion of Certain Sections.  Each of the following Sections of the Indenture is hereby amended by deleting the text of such Section in its entirety and replacing such text, in each case, with the words “Intentionally Omitted”:

Section 10.3	Money for Security Payments to Be Held in Trust
Section 10.4	Existence
Section 10.7	Registration and Listing
Section 10.10	Resale of Certain Securities
Section 10.11	Registration Rights

2. Amendment to Section 10.8.  Section 10.8 of the Indenture is hereby amended by deleting the text of such Section in its entirety and replacing such text with the following: “The Company shall, so long as any of the Notes are outstanding, comply with Section 314 of the Trust Indenture Act.”

SECTION 2.

Miscellaneous.

Section 2.01.  Duplicates.  Each party may sign any number of copies of this Second Supplemental Indenture. Each signed copy or counterpart shall be an original, but all of them together shall represent the same agreement.

Section 2.02.  Successors and Assigns.  All agreements of the Issuer and the Trustee in this Second Supplemental Indenture shall bind their respective successors.

Section 2.03.  Severability.  To the extent permitted by applicable law, in case any one or more of the provisions in this Second Supplemental Indenture shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

Section 2.04.  Governing Law.  This Second Supplemental Indenture will be governed by and construed in accordance with the laws of the State of New York.

Section 2.05.  Effectiveness of Second Supplemental Indenture.  Notwithstanding anything to the contrary contained herein, this Second Supplemental Indenture shall become operative upon the acceptance by the Issuer of the Notes tendered in connection with the Tender Offer and Consent Solicitation, provided, however, that this Second Supplemental Indenture will cease to be operative if the Issuer fails to purchase outstanding Notes comprising a majority in aggregate principal amount of the outstanding Notes issued under the Indenture.

[The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed all as of the date first written above.

EPIX PHARMACEUTICALS, INC.
(f/k/a EPIX MEDICAL, INC.)

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Name:

Title:

ANNEX B

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

The following table presents the name and title of each of EPIX Pharmaceuticals’ executive officers and directors as of April 7, 2009. The address of each such person is c/o EPIX Pharmaceuticals, Inc., 4 Maguire Road, Lexington, Massachusetts 02421.

Name	Title

Elkan Gamzu, Ph.D.	President, Chief Executive Officer and Director
Kim Cobleigh Drapkin, CPA	Chief Financial Officer
Frederick Frank	Chairman of the Board of Directors
Michael Gilman, Ph.D.	Director
Mark Leuchtenberger	Director
Gregory D. Phelps	Director
Ian F. Smith, CPA, ACA	Director

B-1